Exhibit 10.4

AGREEMENT OF LEASE

between

OXFORD DEVELOPMENT COMPANY/GRANT STREET, Landlord

and

TRISTATE CAPITAL HOLDINGS, INC., Tenant

For

Premises in

One Oxford Centre

Pittsburgh, Pennsylvania

DATED: August 29, 2006

55.	Good Faith and Fair Dealing		32
	Signatures		32

EXHIBITS	“A”	Plan of Premises
	“B”	Work Letter and Tenant Construction Procedures
	“C”	Cleaning Specifications
	“D”	Rules and Regulations
	“E”	Definition and Calculation of Rentable Area

AGREEMENT OF LEASE

PARTIES 1.

THIS AGREEMENT OF LEASE is made as of the 29th day of August, 2006, between OXFORD DEVELOPMENT COMPANY/GRANT STREET, a Pennsylvania limited partnership, having its principal office at One Oxford Centre, Suite 4500, Pittsburgh, Pennsylvania 15219, hereinafter called “Landlord”, and TRISTATE CAPITAL HOLDINGS, INC., a Pennsylvania corporation, having its principal office at One Oxford Centre, Suite 2700, Pittsburgh, PA 15219, hereinafter called “Tenant”.

PREMISES 2.

Landlord hereby leases to Tenant and Tenant hereby hires from Landlord that certain space known as Suite 2700 having a Rentable Area (as that capitalized term is hereinafter defined) of approximately 23,129 square feet on the 27th floor (“Premises”), as shown on the Plan attached hereto as Exhibit “A”, in the building known as One Oxford Centre, located at 301 Grant Street, Pittsburgh, Pennsylvania 15219, sometimes hereinafter referred to as “Building”. For purposes of this Lease, the term “Office Building”, as sometimes hereinafter used, shall refer to and be construed to mean only the office portion of One Oxford Centre, being the portions of the 3rd through 45th floors inclusive devoted to office use, while the term “Retail Areas”, as sometimes hereinafter used, shall refer to and be construed to mean the remainder of One Oxford Centre.

TERM 3.

(a) The term of this Lease and Tenant’s obligation to pay Rent hereunder shall commence on the earlier of (i) the 150th day after this Lease is fully executed, and (ii) the date following Substantial Completion of the Premises when Tenant shall be able to take possession of and have full use and occupancy of the Premises except for the completion of minor punch list items (“Commencement Date”).

(b) The term of this Lease shall end at midnight on the last day of the 141st calendar month following the Commencement Date.

(c) Additionally, from the date upon which the Demised Premises are made available to Tenant for Tenant’s work, Tenant shall perform promptly such of its obligations contained in this Lease and/or any of the Exhibits attached hereto as are to be performed by it prior to the beginning of the term including, without limitation, its obligation to pay charges for all work pursuant to this Lease, but excepting its obligation to pay Rent and Rental Adjustments for Taxes and Operating Expenses.

(d) As an additional inducement for Tenant to enter into this Lease, Landlord hereby agrees to reimburse Tenant for up to six Rivers Club membership initiation fees upon presentation by Tenant of invoices therefor.

HOLDING OVER 4.

If Tenant retains possession of the Premises or any part thereof after the termination of the term of this Lease by lapse of time or otherwise, Tenant shall pay to Landlord Rent, as liquidated damages and not as a penalty, 125% of the Basic Monthly Rent specified in Section 5 hereof, adjusted according to the provisions of Section 7 hereof, for each month or portion thereof Tenant thus remains in possession. Nothing herein shall be construed to constitute Landlord’s consent to Tenant holding over after the expiration of the term. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 days after notice from Landlord, Tenant shall be liable for all damages that Landlord suffers from the holdover.

RENT 5.

Tenant shall pay to Landlord at its aforesaid principal office or at such other place as Landlord may designate from time to time in writing to Tenant, as basic yearly rent, (“Basic Annual Rent” or “Rent”), payable on or before the first business day of each calendar month in equal monthly installments in United States currency (sometimes hereinafter referred to as “Basic Monthly Rent”), in advance and without demand, beginning at the Commencement Date of the term and continuing until the expiration of said term, without any deduction or set-off whatsoever as follows.

BASE RENT:

Commencement Date thru 3rd Calendar Month			$28,341.67	/MO.	$340,100.00	/YR.
Months 4	THRU	6	$35,431.25	/MO.	$425,175.00	/YR.
Months 7	THRU	12	$42,514.58	/MO.	$510,175.00	/YR.
Months 13	THRU	60	$48,185.42	/MO.	$578,225.00	/YR.
Months 61	THRU	141	$56,858.79	/MO.	$682,305.00	/YR.

Tenant shall pay the first full monthly installment upon the execution hereof and Landlord acknowledges receipt of such full month’s installment by its execution of this Lease. In addition, in the event the term of this Lease commences on a day other than the first business day of a calendar month, Tenant shall pay to the Landlord, on or before the Commencement Date of the term, a pro rata portion of the Basic Monthly Rent, such pro rata portion to be based on the number of days remaining in such partial month after the Commencement Date of the term. The first full monthly installment, paid upon the execution of this Lease, shall then be applied to the second month’s Rent installment. Tenant hereby covenants and agrees to pay the Rent hereby reserved as and when due, and also all other sums of money, rental adjustments, charges or other amounts required to be paid by Tenant to Landlord or to another person under this Lease, which shall be deemed to be additional rent to be paid in addition to the Rent provided for herein (“Additional Rent”). Nonpayment of such Additional Rent when due shall constitute a default under this Lease to the same extent, and shall entitle the Landlord to the same remedies, as nonpayment of Rent.

SECURITY DEPOSIT 6.

Within ten days after the full execution of this Lease, Tenant shall establish a deposit account in Tenant’s name with Lehman Brothers or other financial institution acceptable to Landlord (the “Account Holder”), such account to hold, unencumbered by any other lien or interest, $300,000.00 (the “Account”). The Account will be established for the sole purpose of serving as security for the full and faithful performance of the terms, covenants and conditions of this Lease. Simultaneously with opening the Account, Tenant shall deliver to Landlord a Pledge or Assignment of Account (the “Pledge of Account”), in form and substance satisfactory to the Account Holder and Landlord, whereby Landlord is granted a perfected first lien security interest in the Account in order to secure Tenant’s obligations under this Lease. In the event default shall be made in the payment of Rent or Additional Rent required to be paid by Tenant, or default shall be made by Tenant in the performance of any of the other covenants, agreements or conditions by it to be kept and performed hereunder, Tenant hereby authorizes Landlord, at its election, without notice, except as otherwise required by this Lease, and without terminating this Lease, to enforce its right under the Pledge of Account to apply the principal of the Account funds in payment of Rent or Additional Rent due hereunder or in remedying any other default hereunder. Any action taken by Landlord under this Section shall not be construed to be a waiver of any of its other rights available under this Lease by law, or in case of subsequent default, of any of its rights to enforce any remedy available to Landlord by law or under the provisions of this Lease, including the remedies set forth in this Section.

Once Tenant provides Landlord with verification that the following three conditions have been satisfied, and as long as Tenant is not then in default under this Lease beyond any applicable cure or grace periods, Landlord shall release its security interest in the Account in such form as the Account Holder and Tenant may require:

(1)	Tenant has received approval of its deposit insurance application by the Federal Deposit Insurance Corporation;

(2)	Tenant is a state chartered bank, licensed and regulated by the Pennsylvania Department of Banking; and

(3)	Tenant has obtained and deposited at least $35,000,000.00 in capital funding in order to commence its business operation.

RENTAL ADJUSTMENTS FOR EXPENSES 7.

In addition to the Basic Annual Rent provided in Section 5, Tenant shall pay to Landlord, as Additional Rent, the following rental adjustments with respect to each calendar year or part thereof during the term of this Lease. For purposes of this Lease, the following terms shall be defined as follows:

(a) “Rentable Area” is defined and shall be computed in the manner specified in Exhibit “E” which is attached hereto and made a part hereof.

(b) “Base Year” is defined as calendar year 2007.

(c) “Tenant’s Percentage” is defined as the ratio that the number of square feet of Rentable Area in the Premises bears to the number of square feet of Rentable Area in the Building Tenant’s Percentage being agreed to be 2.73%.

(d) “Taxes” are defined for purposes of this Lease as including, but not limited to (a) Real Property Taxes in an amount obtained by multiplying the assessed values of the land upon which the Building is situated and of the Building for such year by the then applicable respective tax rates (millage) for land and for buildings, and Personal Property Taxes, ad valorem or specific or otherwise, levied upon, or with respect to Landlord and/or tenant improvements, and any furniture, fixtures, machinery, and equipment used in the operation of the Building; (b) assessments (on the same schedule of payments incurred by Landlord), general or special (whether or not for work commenced or completed during the term of this Lease); (c) any tax or excise in addition thereto or substitution thereof levied by any governmental authority upon or in respect or by reason of ownership, leasing, operation or occupancy of the Land and/or the Building, and incurred by Landlord, and any tax against Landlord on rents and/or additional rents from the Building, including, without limitation, the Pittsburgh Business Privilege Tax (but excluding income and excess profits taxes, franchise, capital stock, and inheritance taxes, and licenses, inspection, and permit fees); (d) any water charges and/or sewer rents which may be assessed, levied, confirmed, or imposed on or in respect of or be a lien upon the Land and/or the Building; and (e) any and all reasonable fees, costs, and expenses incurred by Landlord in negotiating, appealing, or contesting any of the foregoing items specified above in (a) through (d). If at any time during the term of this Lease the methods of taxation prevailing as of the date hereof shall be altered so that in lieu of, or as an addition to or as a substitute for the whole or any part of the taxes, assessments, levies impositions or charges non-levied, assessed or imposed on real estate and the improvements thereof there shall be levied, assessed and imposed, (i) a tax, assessment, levy, imposition or charge wholly or partially as a capital levy or otherwise on the rents received therefrom or (ii) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon the Premises and imposed upon Landlord, or (iii) a licensed fee measured by the rent payable by tenants to Landlord or (iv) any other such additional or substitute tax, assessment, levy, imposition or charge, then all such taxes, assessments, levies, impositions or charges or the part thereof so measured or based shall also be deemed to be included within the term “Taxes” for the purpose hereof.

(1) Commencing with the first calendar year following the Base Year and continuing for each calendar year thereafter throughout the term, including the calendar year in which the Lease terminates, Tenant shall pay to Landlord (in the manner set forth and as defined below) Tenant’s Percentage of the excess, if any, in the Taxes for such calendar year over the Taxes for the Base Year.

(a) Commencing on January 1 of the calendar year following the Base Year, and on January 1 of each calendar year thereafter during the term hereof, the Basic Monthly Rent shall be increased by an amount equal to that amount derived by multiplying Tenant’s Percentage times two and one-half (2.5%) percent of the prior calendar year’s Taxes and then dividing by twelve (12), which amount shall apply on account of the “Rental Adjustment for Taxes” (as that term is hereinafter defined) payable by Tenant in respect of the then current calendar year.

(b) Within a reasonable amount of time after the end of each calendar year, Landlord shall furnish Tenant a statement, in reasonable detail, of the actual Taxes incurred and paid by Landlord for that calendar year. If the Taxes for the Base Year shall be less than the actual taxes incurred and paid for any such calendar year, Tenant’s Percentage of such difference shall be hereinafter referred to as the “Rental Adjustment for Taxes.”

(c) If, at the end of any calendar year, it is determined that the aggregate of the monthly increase amounts in respect of Taxes paid by Tenant for such calendar year (pursuant to subsection (a) above) is less than the actual amount of the Rental Adjustment for Taxes payable hereunder by Tenant, the deficiency shall be payable by Tenant within thirty (30) days from the sending of a statement by Landlord to Tenant, and if Tenant shall have paid an excess, it shall apply on account of Rent due or next to become due from Tenant to Landlord.

(2) Should Landlord recover, by legal proceedings or otherwise, taken by Landlord in its sole discretion, Taxes paid by Landlord in respect of any calendar year, Tenant’s Percentage of such recovery (net of costs incurred in obtaining such recovery) shall be treated as a deduction from the Rental Adjustment for Taxes payable by Tenant for the calendar year following the calendar year in which the recovery is received, by crediting Tenant’s next due and payable Basic Monthly Rent.

(e) “Operating and Maintenance Expenses” are defined as (a) all those expenses of every kind and character incurred during each year in respect of the operation, management and maintenance of the Land and Building in accordance with accepted principles of sound management and generally accepted accounting principles as applied to the operation, management and maintenance of first class office buildings in Pittsburgh, Pennsylvania, including without limitation premiums for all insurance carried by Landlord, plus (b) those additional expenses which Landlord reasonably determines it would have so incurred during each year had the Building been one hundred (100%) percent occupied. Such “Operating and Maintenance Expenses” shall not include (i) expenses for any capital improvements made to Land or Building or Premises, including without limitation, improvements of every nature (except that capital expenses for improvements which result in savings of labor or other costs to Landlord shall be included at the cost of such improvements amortized over the useful life of the improvement); (ii) expenses for repairs or other work occasioned by fire, windstorm or other insured casualty, or where the same is required to be performed by Landlord hereunder; (iii) expenses incurred in leasing or procuring new tenants (i.e., lease commissions, advertising expenses and expenses of renovating space for new tenants); (iv) legal expenses in enforcing the terms of any lease (excepting, any legal expense incurred by Landlord in enforcing the terms of a lease, when such enforcement, in the sole reasonable discretion of Landlord, imparts a benefit to all tenants of the Building; for example, by way of illustration, but not in limitation of the foregoing, expenses incurred by Landlord in enjoining conduct by a tenant which is injurious to the safety or reputation of the Building); (v) interest of any nature, including without limitation, amortization payments on any mortgage or mortgages; (vi) overhead and profit inducement paid to subsidiaries or affiliates of Landlord for services on or to the land or Building to the extent that the costs of such services exceed the cost that an independent third party would charge for providing such services; (vii) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; (viii) the purchase of sculpture, paintings or other objects of art; (ix) wages, salaries or other compensation paid to any executive employees above the grade of building superintendent; and (x) depreciation of the Building. Additionally, it is understood that there may be one or more tenants in the Building who will directly provide, at their own cost and expense, a service(s) to their own respective leased premises which would otherwise be provided by Landlord (e.g. janitorial service), the cost of which service (had it been so provided by Landlord) would ordinarily be included in Operating and Maintenance Expenses. Since the Rentable Area of any such other tenant would nonetheless be included in the calculation of the Building Percentage and in the calculation of Tenant’s Percentage, the following adjustment to the calculation of annual Operating and Maintenance Expenses shall be made in the above described situation. The actual annual expenses incurred by Landlord for any such service(s) (e.g., janitorial service, as aforesaid), which Landlord has provided to less than all of the tenants in the Building (which expense is a component in calculating annual Operating and Maintenance Expenses for the Building) shall be increased by that amount which Landlord reasonably determines it would have additionally incurred had it actually provided such service(s) to any such other tenant(s) in the Building. By way of example, if a tenant in the Building (when 100% occupied) who occupies fifty (50%) percent of the Rentable Area in the Building contracts directly for janitorial service for its leased premises (as opposed to Landlord’s providing such service), then the janitorial service expense actually incurred by Landlord in any such year would be doubled before it is added into the calculation of actual Operating and Maintenance Expenses for each year.

(1) Commencing with the first calendar year following the Base Year and continuing for each calendar year thereafter throughout the term, including the calendar year in which the Lease terminates, Tenant shall pay to Landlord (in the manner set forth and as defined below) Tenant’s Percentage of the excess, if any, in the Operating and Maintenance Expenses for such calendar year over the Operating and Maintenance Expenses for the Base Year.

(a) Commencing on January 1 of each calendar year following the Base Year, the Basic Monthly Rent (as the same may have already been adjusted in prior years pursuant to this section) shall be increased by an amount equal to that amount derived by multiplying Tenant’s Percentage times a percentage determined by Landlord (but not to exceed 5%) of the prior calendar year’s Operating and Maintenance Expenses and then dividing by twelve (12), which amount shall apply on account of the “Rental Adjustment for Operating and Maintenance Expenses” (as that term is hereinafter defined) payable by Tenant in respect of the then current calendar year.

(b) Within a reasonable amount of time after the end of each calendar year, Landlord shall furnish Tenant a statement, in reasonable detail, of the actual Taxes incurred and paid by Landlord for that calendar year. If the Taxes for the Base Year shall be less than the actual taxes incurred and paid for any such calendar year, Tenant’s Percentage of such difference shall be hereinafter referred to as the “Rental Adjustment for Taxes.”

(c) If, at the end of any calendar year, it is determined that the aggregate of the monthly increase amounts in respect of Taxes paid by Tenant for such calendar year (pursuant to subsection (a) above) is less than the actual amount of the Rental Adjustment for Taxes payable hereunder by Tenant, the deficiency shall be payable by Tenant within thirty (30) days from the sending of a statement by Landlord to Tenant, and if Tenant shall have paid an excess, it shall apply on account of Rent or Additional Rent, or both, due or next to become due from Tenant to Landlord.

USE OF PREMISES 8.

Tenant shall use and occupy the Premises, subject to the certificate of occupancy for the Building, for general office and/or a bank licensed by the Pennsylvania Department of Banking offering private banking and private wealth management services. Tenant shall not use or occupy the Premises for any other purposes or business without the prior written consent of Landlord. Tenant shall observe and comply with all applicable governing laws, statutes, ordinances, rules, regulations and the Rules and Regulations attached hereto as

Exhibit “D” and made part hereof. All such Rules and Regulations shall apply to Tenant and its employees, agents, licensees, invitees, subtenants, contractors, subcontractors and assignees.

CONSTRUCTION OF PREMISES 9.

Tenant shall be entitled to perform certain initial improvements to the Premises in order to prepare the Premises for Tenant’s occupancy. Such initial improvement work shall be performed in accordance with the terms and conditions contained in the Work Letter attached hereto.

[Reserved] 10.

ALTERATIONS 11.

Tenant shall make no alterations, installations, additions, improvements or changes in or to the Premises without the prior written consent of Landlord. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Permitted Alteration”): (a) is not visible from the exterior of the Premises or Building; (b) will not affect structural portions of the Building, a public restroom, or any mechanical, electrical or plumbing system or equipment located in the internal core of the Building on the floor on which the Premises are located; (c) does not require work to be performed inside the walls or above the ceiling of the Premises, and (d) the cost of which does not exceed $50,000.00. Permitted Alterations shall be subject to all the other provisions of this Section 11. Additionally, notwithstanding the foregoing, Tenant acknowledges that the conduit and telephone lines contained in the Building reaching from the demarcation room in the basement to the various floors of the Building are the property of Landlord. To the extent Tenant desires to use any such conduit or lines, it must first obtain Landlord’s approval and secondly must have any lines which it intends to use tested by a qualified telephone installer to assure they are not already in use. Upon approval, Tenant may use same, but Landlord shall not be responsible for the quality, quantity, lack of sufficiency of service provided by such lines or conduit, nor shall Landlord be responsible to maintain, repair or replace said lines or conduit.

Failure to obtain such consent or violation by Tenant of any of the terms or conditions of such consent or of this Section 11 shall constitute a default and breach of this Lease by Tenant, and Landlord may pursue any or all of the remedies provided for in this Lease. If Landlord grants such consent, Tenant, at least fifteen (15) days before commencement of any work or delivery of materials to the Premises or Building, shall furnish to Landlord plans and specifications, necessary approvals and permits, names and addresses of all contractors and subcontractors, and indemnification in form and amount satisfactory to Landlord. Tenant shall perform or cause to be performed such work in such a manner so as not to unreasonably interfere with or impair the use and enjoyment of any other portion of the Building by Landlord and/or other tenants and, if required by Landlord, in its sole reasonable discretion, Tenant shall do or cause such work to be done after business hours and on weekends and holidays. All such alterations, installations, additions, improvements, or changes, along with the construction and other items of work done pursuant to Section 9 hereof, shall become a part of the Premises when made and shall remain upon and be surrendered with the Premises at the end of the term, provided, however, that if at the time of Tenant’s request for approval of any alterations, installations, additions, improvements or changes Landlord notifies Tenant that the same will have to be removed at the end of the term. Tenant shall promptly remove the alterations, installations, additions, improvements, phone and data cabling, switches and termination blocks or changes which were placed in the Premises by Tenant and which are designated in said notice. No notice shall be required, and Tenant shall be obligated to remove, Alterations that are not standard office improvements, such as personal baths and showers, vaults, rolling file systems, and safe deposit boxes. Tenant shall repair any damage occasioned by such removal, and, in default thereof, Landlord may effect said removals and repairs at Tenant’s expense. Tenant agrees to hold Landlord forever harmless from and to indemnify Landlord for and defend Landlord against any and all claims and liabilities of every kind and description which may arise out of or be connected in any way with said improvements, installations, alterations, additions or changes. Tenant shall pay the cost of all such improvements, installations, alterations, additions or changes, and also the costs of decorating or redecorating the Premises and the Building occasioned by such improvements, installations, alterations, additions or changes. Tenant hereby covenants and agrees not to place or permit to be placed any lien or liens on or against the Premises and/or the Building. Further, Tenant does hereby waive, relinquish and disclaim any right or power to cause any lien to attach to the Landlord’s interest in the Premises and/or the Building, and Tenant does hereby agree to hold harmless, indemnify and defend Landlord from and against any such lien or liens. Tenant agrees to pay all sums of money in respect of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant in or about the Premises and/or Building which may be secured by any mechanic’s, materialmen’s or other lien against the Building or the Landlord’s interest therein and will cause each such lien to be discharged at the time performance of any obligation secured thereby matures, provided that Tenant may contest such lien, but if such lien is reduced to final judgment and if such judgment or process thereon is not stayed, or if stayed and said stay expires, then and in each such event Tenant shall forthwith pay and discharge said judgment. Landlord shall have the right to post and maintain on the Premises, notices of nonresponsibility under the laws of the Commonwealth of Pennsylvania. Upon completing such improvements, installations, alterations, additions or changes, Tenant shall furnish Landlord with contractors’ affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used. All such improvements, installations, alterations, additions or changes shall comply with all insurance requirements and with all laws, ordinances, rules and regulations of all governmental authorities, and shall be constructed in good and workmanlike manner, and only good grades of materials shall be used. Tenant shall permit Landlord to inspect construction operations in connection with such work, provided such inspection shall not unreasonably interfere with Tenant’s use and occupancy of the Premises. If Tenant desires signal, communication, alarm or other utility or service connections installed or changed, the same may, at Landlord’s option, be provided by Landlord at the expense of Tenant. At the time that Tenant requests Landlord’s consent to an Alteration that will be paid for entirely by Tenant, Tenant shall have the right to also notify Landlord that Tenant will remove the Alteration at the end of the term. If Tenant so notifies Landlord, Tenant shall obligated to remove the item at the end of the term and to restore the affected area.

BUILDING SERVICES 12.

Landlord shall provide, in accordance with Exhibits “B” and “C” attached hereto and made a part hereof, the following services and facilities:

(a) Air conditioning, ventilation and heating during the hours from 7:30 A.M. to 6:30 P.M. on normal business days, and from 8:00 A.M. to 1:00 P.M. on Saturdays (hereinafter “Normal Building Hours”), and at other hours as Tenant

3-15-07 CHANGED TIME 7:00 AM to 8 PM    M – THURSDAY 8:00 AM to 3 PM – SAT.

may request, provided that such request shall be made prior to 12:00 noon in the case of after hours service on Monday through Friday and prior to 12:00 noon on Friday for after-hours service on weekends. Requests shall be made in writing and delivered to the Building office. Tenant shall pay to Landlord Landlord’s cost for providing any after hours service. Landlord will establish the hourly cost of such service including reasonable physical depreciation based upon the anticipated operating life of the equipment (but not to the extent that such depreciation is already accommodated for in operating expense calculations) at or prior to the Commencement Date, which cost is presently estimated to be One Hundred Forty Five and 00/100($145.00) Dollars plus tax (subject to annual CPI adjustment) per hour per floor, and shall from time to time notify Tenant in writing of changes in such cost. Landlord will render to Tenant and Tenant shall promptly pay monthly bills for such service.

The air conditioning system will provide interior conditions of 75 degrees Fahrenheit dry bulb and fifty-five (55%) percent relative humidity when outside conditions are 95 degrees Fahrenheit dry bulb and 74 degrees Fahrenheit wet bulb, except to the extent such services shall be limited by any governmental authority. The heating system for the Building shall be capable of maintaining 70 degrees Fahrenheit based on outdoor conditions of 5 degrees Fahrenheit, except to the extent such services shall be limited by governmental authority. Notwithstanding any limitation imposed by governmental authority on the actual operation of the air conditioning and heating systems, such systems, except during periods to accommodate required maintenance and repairs, shall at all times have the operating capabilities set forth above.

Landlord will maintain the air conditioning systems, and will use all reasonable care to keep the same in proper and efficient operating condition; but Landlord will not be responsible for the failure of the air conditioning system to meet the requirements hereinbefore specified if such failure results from the occupancy of the Premises by more than an average of one person for each 150 square feet of rentable area or if Tenant installs and operates machines, appliances and lighting fixtures, including Building Standard lighting fixtures in the ceiling, which exceed a total of three (3) watts of connected load per square foot of useable area.

Tenant agrees to cooperate fully with Landlord and to abide by all the regulations and requirements which Landlord may reasonably prescribe for the proper functioning and protection of the heating, ventilating and air conditioning systems. Tenant also agrees to abide by all governmental regulations regarding heating and cooling and agrees to indemnify Landlord for any liabilities imposed upon Landlord for Tenant’s failure to do so.

(b) Continuous passenger elevator service during normal business days and hours, and service via at least one (1) car at all other times.

(c) Janitor service, including the removal of debris, cleaning of space, dusting of furniture, desks and pictures, and vacuuming.

(d) Hot and cold water for Building Standard lavatory facilities and cold water for drinking fountains. If Tenant requires significant additional quantities of water for any additional purposes, Tenant shall pay the cost thereof as shown on a meter to be installed and maintained at Tenant’s expense to measure such consumption.

(e) Relamping and reballasting in the common areas of the Building. However, relamping and reballasting in Tenant’s Premises shall be performed by Landlord at Tenant’s direction and at Tenant’s sole cost and expense.

(f) The parties acknowledge that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses. Tenant reserves the right to install an electronic security system in the Premises. Landlord and Tenant shall cooperate fully in the installation and operation of the system. The system shall be installed in a manner that does not detract in any way from the aesthetics of the Building.

Building services include a manned security desk on the lobby level of the Building. However, Tenant is solely responsible for providing security within its Premises. Tenant understands, acknowledges and agrees that no Landlord security personnel will be assigned to monitor activities in the Common Areas on the floor on which the Premises are located LANDLORD MAKES NO REPRESENTATION OR WARRANTY, AND HEREBY DISCLAIMS ALL WARRANTIES, INCLUDING IMPLIED WARRANTIES OF SUITABILITY OR FITNESS FOR ANY PARTICULAR USE, WITH RESPECT TO ANY SECURITY SYSTEM INSTALLED BY LANDLORD SERVING THE PREMISES, THE BUILDING AND/OR THE COMMON AREAS.

Basic Annual Rent includes consumption of electricity for Building Standard 277-volt lightning fixtures installed in the Premises and for normal small business machines including without limitation computers, security systems and devices (but not supplemental HVAC equipment, nor for the consumption of electricity used in the Premises of a total connected load in excess of a total of 3 watts per square foot of Useable Area connected to Building Standard 120-volt, single phase outlets during normal business days and hours. Tenant shall pay monthly to Landlord, as Additional Rent, 1) Landlord’s actual cost of electricity plus tax for any electricity used in conjunction with a request to have Landlord supply lighting after Normal Business Hours (such hourly amount being subject to escalation based upon electricity costs) and 2) for the consumption of electricity used in the Premises for servers or supplemental HVAC equipment, and for the consumption of electricity of a total connected load in excess of a total of 3 watts per square foot of Useable Area, at a rate computed on Landlord’s average cost per kilowatt hour, determined by dividing the total kilowatt hours used into the total cost of the utility company’s invoices paid for the Building for the prior month. The amount of total connected load in the Premises in excess of 3 watts per square foot of Useable Area shall be determined by Landlord’s reasonable estimate, or, if requested by Tenant, by an engineering analysis and/or study, such analysis and/or study to be at Tenant’s cost. Except as otherwise provided in this Lease, Landlord shall not be liable for failure of and/or lack of supply in the electric current.

Landlord shall not be liable to Tenant and except as expressly provided in this paragraph, there shall be no abatement or diminution in Rent or Additional Rent in the event of the suspension, delay or stoppage of any of the services to be furnished and provided by Landlord under this Lease, whenever occasioned by reason of fire, storm, explosion, strike, lockout, labor dispute, casualty or accident, lack or failure of sources of supply of labor, energy or fuel (or inability in the exercise of reasonable diligence to obtain any required energy or fuel), acts of God or the public enemy, riots, interferences by civil or military authorities in compliance with the laws of the United States of America or with the laws, orders or regulations of any governmental authority, or by reason of any other cause beyond Landlord’s control, or for emergency, or for inspection, cleaning, repairs, replacements, alterations, or improvements which, in Landlord’s reasonable judgment, are desirable or necessary to be made, Landlord may suspend any such service until completion of any such work, which Landlord covenants and agrees to use commercially reasonable efforts to complete in a timely manner. Notwithstanding the foregoing, Tenant shall have the following remedies in the event of any interruption in the furnishing of services, it being understood that these remedies are Tenant’s exclusive remedies in the event of a service interruption:

(i) If an Essential Service Failure (as defined below) occurs with respect to the Demised Premises or any portion thereof (“Affected Area”), Tenant shall promptly deliver to Landlord notice (which may be oral, so long as it is confirmed in writing within one (1) business day) (“Cure Notice”) describing the Essential Service Failure and the Affected Area. “Essential Service Failure” shall mean complete electrical outage, complete unavailability of any elevator service, complete loss of plumbing, or complete unavailability of heating, ventilation or air conditioning to the Affected Area which materially and adversely affects Tenant’s ability to conduct business operations in the Affected Area.

(ii) If the Essential Service Failure is caused by Landlord or is within Landlord’s reasonable control to remedy and continues for five (5) consecutive business days from the date the Cure Notice is received, Tenant shall be entitled to an abatement of Rent (allocable to the Affected Area) after the expiration of the five (5) consecutive business day period and continuing until the date the Essential Service Failure is remedied, provided, however, that Tenant shall be entitled to such abatement only to the extent Tenant has actually vacated the Affected Area.

(iii) If the Essential Service Failure is not caused by Landlord and is not within Landlord’s reasonable control to remedy and continues for ten consecutive business days from the date the Cure Notice is received, Tenant shall be entitled to an abatement of Rent (allocable to the Affected Area) after the expiration of the ten consecutive business day period and continuing until the date the Essential Service Failure is remedied, provided, however, that Tenant shall be entitled to such abatement only to the extent Tenant has actually vacated the Affected Area.

(iv) Notwithstanding anything to the contrary herein, this Section 12 shall not apply where an Essential Service Failure occurs due to casualty or condemnation to the Premises or the Building, in which event Articles 19 and 21 of this Lease shall control.

ASSIGNMENT AND SUBLETTING 13.

Tenant shall not assign, transfer, mortgage or otherwise encumber this Lease or sublet or permit to be occupied or used by anyone other than Tenant or TriState Capital Bank, a wholly-owned subsidiary of Tenant currently in formation, or its or their employees all or any part of the Premises without Landlord’s prior written consent, which Landlord agrees to not unreasonably withhold or delay. It will not be unreasonable for Landlord to withhold consent if the reputation, financial responsibility, or business of the proposed assignee or subtenant is unsatisfactory to Landlord, or if Landlord deems such business not consonant with that of other tenants in the Building, or if the proposed assignee or subtenant is a present of the Building.

Such written request for Landlord’s consent shall contain (a) the name, address, and description of the business of the proposed assignee or subtenant, (b) the proposed assignee’s or subtenant’s most recent financial statement and any other evidence of financial responsibility, (c) a statement of the intended use of the Premises, and (d) the terms and conditions of the proposed assignment or subletting. Within ten (10) days from receipt of such request that includes all of the required information, Landlord shall grant or refuse consent. Tenant acknowledges that Landlord’s loan agreement obligates Landlord to present any such request to Landlord’s lender in the event the proposed transfer changes any of the terms and conditions hereunder, in which event the lender shall have twenty days following Landlord’s receipt of Tenant’s request to approve or reject same. If the lender does not approve the transfer, Landlord shall not approve the transfer.

In the event that any subletting or assignment, even with the consent of Landlord, results in rental income or other charges in an amount greater than provided in this Lease, attributable to the sublet or assigned space, then such excess shall be shared equally between Landlord and Tenant. Similarly, in the event that Tenant should receive from its subtenant or assignee any consideration for the making of such subletting or assignment, even if such subletting or assignment is consented to by Landlord, such consideration shall be shared equally between Landlord and Tenant.

Each assignee shall assume, and be deemed to have assumed, this Lease and be and remain liable jointly and severally with Tenant for all payments and for the due performance of all terms, covenants and conditions herein contained on Tenant’s part to be paid and performed. No assignment shall be binding upon Landlord unless the assignee shall deliver to Landlord an instrument containing a covenant of assumption by the assignee, but the failure or refusal of an assignee to execute the same shall not release such assignee from its liability as set forth herein.

Any consent by Landlord shall not constitute a waiver of strict future compliance by Tenant or any transferee(s) of the provisions of this Section 13 or a release of Tenant from the full performance by it of the covenants on its part herein contained.

ACCESS TO PREMISES 14.

Landlord, its employees and agents shall have the right to enter the Premises at all reasonable times and in a manner that does not interfere with Tenant’s business for the purpose of examining or inspecting the same, showing the same to prospective purchasers, mortgagees, of the Building, performing cleaning and maintenance, and making such alterations, repairs, improvements or additions to the Premises or to the Building as Landlord may deem necessary or desirable. If representatives of Tenant shall not be present to open and permit entry into the Premises at any time when such entry by Landlord is necessary or permitted hereunder, Landlord, its employees and agents may enter by means of a master key (or forcibly in the event of an emergency), without liability of Landlord to Tenant and without such entry constituting an eviction of Tenant or termination of this Lease. Notwithstanding the foregoing, Landlord, its employees, agents and invitees shall comply at all times with all security policies and procedures that Tenant adopts, from time to time, in accordance with applicable law governing financial institutions, including without limitation policies and procedures that pertain to data integrity and security to the extent applicable to Landlord’s day to day activities and operations at the Building. Tenant agrees to provide Landlord with necessary information as to such policies and procedures as they are adopted, implemented and revised, from time to time during the Term.

REPAIRS 15.

Landlord shall make all repairs and replacements necessary to maintain the plumbing, air conditioning and electrical systems, windows, common walls and floors (excluding floor coverings), except repairs or replacements of Tenant’s trade fixtures and property and installations which Tenant was obligated to make or which were performed by Landlord or others at Tenant’s request. All such repairs and replacements made by Landlord shall be made in a manner consistent with the operation of first class office buildings in Pittsburgh, Pennsylvania. The cost of such repairs made by Landlord shall be included in “Operating and Maintenance Expenses.” It is provided, however, that Landlord shall not be obligated for any of such repairs until the expiration of a reasonable period of time after receipt of written notice from Tenant that such repairs are needed. Should any damage caused by any act, omission or negligence of the Tenant or its employees, agents, invitees, licensees, subtenants, contractors, subcontractors or assignees, Tenant shall be responsible to pay the costs of repair; provided however, if the damage is covered by Landlord’s insurance, Tenant shall be required to pay the deductible.

Tenant shall take good care of the Premises and the fixtures and appurtenances therein. Tenant shall, at its sole cost and expense, repair and replace all damage or injury to the Premises and Building and to fixtures and equipment therein caused by Tenant or its employees, agents, invitees, licensees, subtenants, contractors, subcontractors, or assignees as the result of all or any of them moving in or out of Building or by installation or removal of furniture, fixtures or other property. All repairs and replacements shall be in quality and class equal to the original, undamaged condition. If Tenant fails to make such repairs or replacements, the same may be made by Landlord and such expense shall be collectible as Additional Rent and paid by Tenant within fifteen (15) days after rendition of a bill therefor.

Landlord shall take all necessary precautions so as to prevent any material inconvenience, injury to, disruption or interference with Tenant’s business arising from Landlord’s making of any repairs, alterations, additions or improvement in or to the Premises or the Building or to any appurtenances or equipment therein. There shall be no abatement of Rent because of such repairs, alterations, additions or improvements, except as may be specifically provided in Section 19 hereof. Landlord covenants to use commercially reasonable efforts to implement such repairs, alterations, additions or improvements in a timely and expeditious manner.

SURRENDER OF PREMISES 16.

Upon the termination of this Lease by lapse of time or otherwise, Tenant shall surrender the Premises together with all alterations, additions, and improvements thereto (except as otherwise agreed pursuant to Section 11), in broom-clean condition and in good order and repair, except for ordinary wear and tear and damage for which Tenant is not obligated to make repairs under this Lease, failing which Landlord may restore the Premises to such condition and Tenant shall pay the reasonable cost thereof. Upon such termination (except as otherwise agreed pursuant to Section 11), all installations, alterations, additions, hardware and improvements, including partitions which may have been installed by either Landlord or Tenant upon the Premises, shall remain upon the Premises and shall be Landlord’s property, all without compensation, allowance, or credit, except that Tenant’s trade fixtures and furniture shall remain Tenant’s property, and Tenant shall have the right prior to such termination to remove the same. It is specifically agreed that Tenant’s covenants set forth in sub-sections (i) and (ii) above shall survive the termination of this Lease.

TENANT EXPRESSLY WAIVES TO LANDLORD THE BENEFIT TO TENANT OF 68 P. S. SECTION 250.501, APPROVED APRIL 6, 1951, ENTITLED “LANDLORD AND TENANT ACT OF 1951”, AS MAY BE AMENDED FROM TIME TO TIME, REQUIRING NOTICE TO QUIT UPON THE EXPIRATION OF THE TERM OF THIS LEASE OR AT THE EXPIRATION OF ANY EXTENSION OR RENEWAL THEREOF, OR UPON ANY EARLIER TERMINATION OF THIS LEASE, AS HEREIN PROVIDED. TENANT COVENANTS AND AGREES TO VACATE, REMOVE FROM AND DELIVER UP AND SURRENDER THE POSSESSION OF THE PREMISES TO LANDLORD UPON THE EXPIRATION OF THE TERM OR UPON THE EXPIRATION OF ANY EXTENSION OR RENEWAL THEREOF, OR UPON ANY EARLIER TERMINATION OF THIS LEASE, AS HEREIN PROVIDED, WITHOUT SUCH NOTICE, IN THE CONDITION AS REQUIRED ABOVE.

WAIVER OF CLAIMS 17.

Tenant agrees that Landlord, its agents, employees and servants shall not be liable for, and Tenant waives all claims against Landlord, its agents, employees and servants for injury to person or damage to property sustained by Tenant or any other person occurring in or about the Building or the Premises, resulting directly or indirectly from any existing or future condition, defect, matter or thing in the Premises, the Building or any part thereof or from equipment or appurtenances becoming out of repair or from accident, or from any occurrence or act, or omission of Landlord, its agents, employees or servants, or of any tenant or occupant of Building, or of any other person, unless any of the foregoing shall be either (i) caused by or due to the negligence of Landlord, its agents, employees or servants, or (ii) caused by Landlord’s breach of its repair and maintenance obligations under this Lease. This Section 17 shall apply especially, but not exclusively, to property damage caused as aforesaid or by the flooding of basements or other areas or by bursting or leakage from pipes, plumbing fixtures, refrigerators, sprinkling devices, air conditioning apparatus, or by water, snow, frost, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, and shall apply regardless of the fault. It is the intention of the parties that Tenant shall look solely to its own insurance carrier for reimbursement for such damage, and without such insurance carrier having any rights of subrogation against Landlord, all as more fully set out in Section 18.

TENANT LIABILITY, INDEMNIFICATION AND INSURANCE 18

(a) Tenant covenants and agrees to provide on or before the commencement of the term and to keep in force during the entire term of this Lease: (1) commercial general liability insurance for the mutual benefit of Landlord and Tenant relating to the Premises and its appurtenances in an amount of not less than $2,000,000.00 in respect of personal injury or death and of not less than $500,000.00 in respect of property damage, which insurance shall name Landlord as an additional insured; (2) fire and extended coverage, vandalism, malicious mischief and special extended coverage insurance in an amount adequate to cover the cost of replacement of all leasehold or building improvements in the Premises which were originally constructed or provided by or on behalf of Tenant, at Tenant’s cost, as well as the cost of replacement of all fixtures, equipment, decoration, contents and personal property therein; Tenant agrees to deliver to Landlord at least fifteen (15) days prior to the time such insurance is first required to be carried by Tenant, and thereafter at least fifteen (15) days prior to the expiration of any such policy, either a duplicate original or a certificate and true copy of all policies procured by Tenant in compliance with its obligations hereunder, together with evidence of payment therefor. Tenant shall, within thirty (30) days after the Commencement Date of the term, provide Landlord with a list of all leasehold and building improvements in the Premises and their value, and shall update the same throughout the term of this Lease upon written request by Landlord.

(b) All of the aforesaid insurance shall be written by one or more responsible insurance companies reasonably satisfactory to Landlord; all such insurance may be carried under a blanket policy covering the Premises and any other of Tenant’s offices or properties and shall contain endorsements that: (1) such insurance may not be canceled, or fail to be renewed, or amended with respect to Landlord and/or its designee(s), except upon ten (10) days prior written notice, by certified mail-return receipt requested, to Landlord and/or such designee(s) from the insurance company; and (2) Tenant shall be solely responsible for payment of premiums for such insurance.

(c) The minimum limits of the commercial general liability policy of insurance shall in no way limit or diminish Tenant’s liability under subsection (d) hereof and shall be subject to increase at any time after the 36th month of this Lease and only after Landlord has determined that such increased coverage is customary in the Pittsburgh Central Business District market place and will apply to all tenants in the Building.

(d) Tenant will indemnify, save harmless, and defend Landlord from and against any and all claims and demands in connection with any accident, injury or damage whatsoever caused to any person or property arising directly or indirectly out of the business conducted in the Premises or occurring in, on or about the Premises or any part thereof, or arising directly or indirectly from any act or omission of Tenant or any assignee, concessionaire or subtenant or their respective licensees, servants, agents, employees, or contractors, and from and against any and all costs, expenses and liability incurred in connection with any such claim or proceeding brought thereon. The comprehensive general liability coverage maintained by Tenant pursuant to subsection (a) above shall specifically insure the contractual obligations of Tenant as set forth herein.

(e) Tenant agrees, at its own cost and expense, to comply with all of the rules, regulations and recommendations of the Fire Insurance Rating Organization having jurisdiction and any similar body. If, at any time and from time to time, as a result of or in connection with any failure by Tenant to comply with the foregoing sentence or any act of omission or commission by Tenant, its employees, contractors or licensees, or as a result of or in connection with the use to which the Premises are put (notwithstanding that such use may be for the purposes hereinbefore permitted or that such use may have been consented to by Landlord), the fire insurance rate(s) and/or rent insurance rates applicable to the Premises, or the Building in which same are located, or to any other premises in said Building, or to any adjacent property owned or controlled by Landlord or an affiliate of Landlord, and/or to the contents in any or all of the aforesaid properties shall be higher than that which would be applicable for the least hazardous type of occupancy legally permitted therein, Tenant agrees that it will pay to Landlord, on demand, as Additional Rent, such portion of the premiums for all fire insurance policies and/or rent insurance in force with respect to the aforesaid property and the contents of any occupant thereof as shall be attributable to such higher rate(s). If Tenant installs any electrical equipment that overloads the lines in the Premises or the Building in which the Premises are located, Tenant shall, at its own cost and expense, promptly make whatever changes are necessary to remedy such condition and to comply with all requirements of the

Landlord and the Fire Insurance Rating Organization and any similar body and any governmental authority having jurisdiction thereof. For the purpose of this paragraph, any finding or schedule of the Fire Insurance Rating Organization having jurisdiction thereof shall be deemed to be conclusive. In the event that this Lease so permits and Tenant engages in the preparation of food or packaged foods or engages in the use, sale or storage of flammable or combustible material, Tenant shall install chemical extinguishing devices (such as ansul) approved by the Fire Insurance Rating Organization having jurisdiction and shall keep such devices under service as required by such organization. If gas is used in the Premises, Tenant shall install gas cutoff devices (manual and automatic).

(f) Each insurance policy carried by Landlord or Tenant and insuring all or any part of the Building, the Premises, including improvements, alterations and changes in and to the Premises made by either of them and Tenant’s trade fixtures or contents therein, shall be written in a manner to provide that the insurance company waives all right of recovery by way of subrogation against Landlord or Tenant, as the case may be, in connection with any loss or damage to the Premises or the Building in which the Premises are located, or to property or business caused by any of the perils covered by fire and extended coverage, building and contents, and business interruption insurance, for which either party may be reimbursed as a result of insurance coverage affecting any loss suffered by it. Neither Landlord nor Tenant shall be liable to the other for any such loss or damage, provided, however, that the foregoing waivers of liability given by Landlord and Tenant to each other shall apply only to the extent of any recovery made by the parties hereto under any policy of insurance now or hereafter issued.

(g) Landlord agrees to maintain: (1) commercial general liability insurance relating to the Building and its common areas on an occurrence basis in commercially reasonable amounts; (2) fire and extended coverage, vandalism, malicious mischief and special extended coverage insurance to the extent of the replacement value of the Building and improvements originally constructed, and paid for, by Landlord, at its own cost and expense. Upon request of Tenant, Landlord shall provide evidence of such insurance.

FIRE OR OTHER CASUALTY 19.

(a) Should the Premises (or any part thereof) be damaged or destroyed by fire or other casualty insured under the standard fire and casualty insurance policy with approved standard extended coverage endorsement applicable to the Premises, Landlord shall, except as otherwise provided herein, and to the extent Landlord’s mortgagee authorizes the use of insurance proceeds, repair and/or rebuild the same with reasonable diligence. Landlord’s obligation hereunder shall be limited to the Building and improvements originally provided by Landlord at the Commencement Date of the term of this Lease. Landlord shall not be obligated to repair, rebuild or replace any property belonging to Tenant or any leasehold or building improvements in the Premises which were originally constructed or provided by or on behalf of Tenant at Tenant’s cost. If there should be a substantial interference with the operation of Tenant’s business in the Premises as a result of such damage or destruction which requires Tenant to temporarily close its business to the public, the Basic Annual Rent shall abate. Unless this Lease is terminated by Landlord as hereinafter provided, Tenant shall, at its cost and expense, repair, restore, redecorate and refixture the Premises and restock the contents thereof in a manner and to at least a condition equal to that existing prior to such damage or destruction, except for the Building and improvements to be reconstructed by Landlord as above set forth, and the proceeds of all insurance carried by Tenant on the property, decorations and improvements, as well as fixtures and contents in the Premises, shall be held in trust by Tenant for such purposes. Tenant agrees to commence such work within ten (10) days after the date of such damage or destruction or the date Landlord completes any reconstruction required to be completed by it pursuant to the above, whichever date is later, and Tenant shall diligently pursue such work to its completion.

(b) Notwithstanding anything to the contrary contained in the preceding subsection (a) or elsewhere in this Lease, Landlord, at its option, may terminate this Lease on thirty (30) days notice to Tenant, given within ninety (90) days after the occurrence of any damage or destruction if (1) the Premises be damaged or destroyed as a result of a risk which is not covered by Landlord’s insurance, or (2) the Premises be damaged and the cost to repair the same shall be more than fifty percent (50%) of the cost of replacement thereof, or (3) the Premises be damaged during the last one (1) year of the term of this Lease, or (4) the Building in which the Premises are located shall be damaged to the extent of twenty-five percent (25%) or more of the then monetary value thereof (whether the Premises be damaged or not), or (5) if the Building in which the Premises are located is damaged (whether or not the Premises are damaged) to such an extent that, in the sole judgment of Landlord, the Building cannot be operated as an integral unit.

(c) Except to the extent specifically provided for in this Lease, none of the rentals payable by Tenant, nor any of Tenant’s other obligations under any provisions of this Lease, shall be affected by any damage to or destruction of the Premises or Building by any cause whatsoever.

SUBORDINATION, MORTGAGEE’S APPROVAL AND ATTORNMENT 20.

The Landlord reserves the right and privilege to subject and subordinate this Lease at all times to the lien of any mortgage or mortgages now or hereafter placed upon the Landlord’s interest in the said Premises and Building of which said Premises are a part (the holder of any such mortgage hereinafter referred to as mortgagee), and to any and all advances to be made under such mortgages, and all renewals, modifications, extensions, consolidations and replacements thereof.

Tenant covenants and agrees to execute and deliver, upon demand, such further instrument or instruments subordinating this Lease on the foregoing basis to the lien of any such mortgage or mortgages as shall be desired by the Landlord and any mortgagees or proposed mortgagees.

Tenant shall, in the event of the sale or assignment of Landlord’s interest in the Building, or in the event of any proceedings brought for the foreclosure of, or in the event of the exercise of the power of sale under any mortgage covering the Building, attorn to and recognize such purchaser or mortgagee as Landlord under this Lease, and in any such events, Landlord named herein shall not thereafter be liable on this Lease.

EMINENT DOMAIN 21.

If the Land or the Building, or any portion thereof which includes a substantial part of the Premises or which prevents the operation of the Building, shall be taken or condemned by any competent authority for any public use or purpose, the term of this Lease shall end upon, and not before, the date when the possession of the part so taken shall be required by the condemning authority for such use or purpose, and without apportionment of the condemnation award. Current Rent shall be apportioned as of the date of such termination. If any condemnation proceeding shall be instituted in which it is sought to take or damage any part of the Building or the land upon which it is situated, or if the grade of any street or alley adjacent to the Building is changed by any competent authority and such change of grade makes it necessary or desirable to remodel the Building to conform to the changed grade, Landlord shall have the right to cancel this Lease upon not less than ninety (90) days notice prior to the date of cancellation designated in the notice. No money or other consideration shall be payable by Landlord to Tenant for the right of cancellation, and Tenant shall have no right to share in the condemnation award or in any judgment for damages caused by such taking or change of grade.

Notwithstanding the foregoing, provided that the amount can be definitely ascertained in such proceedings, and be awarded separate and apart, and not in diminution of any award to Landlord, nothing hereinabove provided shall preclude Tenant from appearing, claiming, providing and receiving in the condemnation proceedings, Tenant’s separate claim for Tenant’s moving expenses, the value of Tenant’s fixtures, or Tenant’s alterations, installations and improvements which do not become part of the Building, or property of Landlord.

ESTOPPEL CERTIFICATE 22.

At any time, and from time to time, upon the written request of Landlord or any mortgagee, Tenant, within ten (10) days of the date of such written request, agrees to execute and deliver to Landlord and/or such mortgagee, without charge and in a form satisfactory to Landlord and/or such mortgagee, a written statement; (a) ratifying this Lease; (b) confirming the commencement and expiration dates of the term of this Lease; (c) certifying that Tenant is in occupancy of the Premises, and that this Lease is in full force and effect and has not been modified, assigned, supplemented, or amended, except by such writings as shall be stated; (d) certifying that all conditions and agreements under this Lease to be satisfied and performed have been satisfied and performed, except as shall be stated; (e) certifying that Landlord is not in default under this Lease and there are no defenses or offsets against the enforcement of this Lease by Landlord, or stating the defaults and/or defenses claimed by Tenant; (f) reciting the amount of advance Rent, if any, paid by Tenant and the date to which Rent has been paid; (g) reciting the amount of security deposited with Landlord, if any; and (h) any other information which Landlord or the mortgagee shall reasonably require.

BANKRUPTCY 23.

If there shall be filed against Tenant, in any court, pursuant to any statute, either of the United States or of any state, a petition in bankruptcy or insolvency or for reorganization or for the appointment of receiver or trustee of all or any portion of Tenant’s property and Tenant fails to secure a discharge thereof within thirty (30) days from the date of such filing, or if Tenant shall voluntarily file any such petition or make an assignment for the benefit of creditors or petition for or enter into an arrangement, then, in any of such events, this Lease shall thereupon terminate without any requirement of notice by Landlord to Tenant. Furthermore, if there shall be filed against Tenant’s Guarantor or Surety of this Lease (if any) a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or any portion of the property of any such Guarantor or Surety, and such Guarantor or Surety fails to secure a discharge thereof within thirty (30) days from the date of such filing, or if such Guarantor or Surety shall voluntarily file any such petition or make an assignment for the benefit of creditors or petition for or enter into an arrangement, this Lease, at the option of Landlord, may be canceled and terminated. In the event of a termination of this Lease pursuant to this Article, neither Tenant nor any person claiming through or under Tenant (whether by virtue of any statute or any order of any court or otherwise) shall be entitled to acquire or remain in possession of the Demised Premises, as the case may be, and Landlord shall have no further liability hereunder to Tenant or any other person and Tenant and any such person shall forthwith quit and surrender the Premises. If this Lease shall be so canceled or terminated, Landlord, in addition to the other rights and remedies of Landlord contained elsewhere in this Lease, or under any statute or rule of law, may retain as liquidated damages any rent, security deposit and any other money received by Landlord from Tenant or other on behalf of Tenant.

[RESERVED] 24.

DEFAULTS AND REMEDIES 25.

All rights and remedies of Landlord herein enumerated shall be cumulative, and none shall exclude any other rights or remedies allowed by law or in equity. The occurrence of any of the following shall constitute a default and breach of this Lease by Tenant:

(a) Tenant shall fail, neglect or refuse to pay any installment of Rent or Additional Rent at the time and in the amount as herein provided, or to pay any other monies agreed by it to be paid promptly when and as the same shall become due and payable under the terms hereof, and if any such failure should continue for a period of more than ten (10) days from the receipt of written notice thereof by Tenant; or if

(b) Tenant shall abandon the Premises for thirty (30) consecutive business days, or shall remove or attempt to remove or express or declare an intention to remove any of the goods and chattels from the Premises (other than in the normal course of business), or shall fail, neglect or refuse to keep and perform any of the other covenants, conditions, stipulations or agreements herein contained, and in the event any such failure shall continue for a period of more than thirty (30) days after notice thereof is given in writing to Tenant by Landlord (provided, however, that if the cause for giving such notice involves the making of repairs or other matters reasonably requiring a longer period of time than said thirty (30) day period, Tenant shall be deemed to have complied with such notice so long as it has commenced to comply with said notice within said thirty (30) day period and is diligently prosecuting compliance of said notice).

In the event of any such default or breach of this Lease by Tenant beyond any applicable grace or cure periods, Landlord shall have the right and option to declare the entire Rent due for the balance of the term hereof immediately due and payable by Tenant, and shall have any or all of the remedies hereinunder set forth, and further, in the event of such default or breach of this Lease by Tenant, the Tenant does hereby authorize and fully empower Landlord or Landlord’s agent to cancel or annul this Lease at once and reenter the Premises and remove all persons and their property therein, and such property may be stored in a public warehouse or elsewhere at the cost of the Tenant, all without service of notice or resort to legal process and without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used by Landlord.

The Landlord may, however, at its option at any time after Tenant’s default or violation of condition or covenant, re-enter and take possession of said Premises and remove any property contained therein without such re-entry constituting a cancellation or termination of this Lease or working a forfeiture of the Rents to be paid and the covenants, agreements and conditions to be kept and performed by Tenant for the full term of this Lease. In such event, Landlord shall have the right, but not the obligation, to divide or subdivide the Premises in any manner Landlord may determine and to lease or let the same or portions thereof for such periods of time and at such rentals and for such use and upon such covenants and conditions as Landlord may elect, in its sole discretion, applying the net rentals from such letting first to the payment of Landlord’s expenses incurred in dispossessing Tenant and the cost and expense of making such improvements, alterations and repairs in the Premises as may be necessary in order to enable Landlord to re-let the same, and to the payment of any brokerage commissions or other necessary expenses of Landlord in connection with such re-letting. The balance, if any, shall be applied by Landlord, from time to time, on account of the payments due or payable by Tenant hereunder with the right reserved to Landlord to bring such action or proceedings for the recovery of any deficits remaining unpaid as Landlord may deem favorable from time to time without obligation to await the end of the term hereof for the final determination of Tenant’s account. The failure or refusal of Landlord to re-let the Premises or any part or parts thereof shall not release or affect Tenant’s liability for damages. Landlord may make such alterations, repairs, replacements and/or decorations in the Premises as Landlord, in Landlord’s sole judgment, considers advisable and necessary for the purpose of re-letting the Premises; and the making of such alterations, repairs, replacements, and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall, in no event, be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent hereof under such re-letting.

In the event any installment of Rent or Additional Rent shall become overdue for a period in excess of ten (10) days, a “late charge” in the amount of 3.5% per month of such overdue installment may be charged to Tenant by Landlord for the purpose of defraying the expenses incident to handling such delinquent payments, which late charge shall be payable monthly on the same day of the month as installments of Rent and Additional Rent, until such overdue installment is paid. This charge shall be in addition to, and not in lieu of, any other remedy Landlord may have and is in addition to any reasonable fees and charges of any agents or attorneys which Landlord is entitled to employ on any default hereunder, whether authorized herein or by law.

In addition to the above described late charge, at Landlord’s option, any payment required to be made by Tenant under the provisions of this Lease not made by Tenant when and as due shall thereupon be deemed to be due and payable by Tenant to Landlord with interest thereon from the date when the particular amount became due to the date of payment thereof to Landlord. The aforesaid interest shall be at the then applicable prime interest rate per annum, announced from time to time by Mellon Bank, N.A. at its principal office in Pittsburgh, Pennsylvania for new 90-day loans to commercial borrowers of substantial size and high credit standing.

In the event of a breach by Tenant of any of the covenants or provisions of this Lease, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy, in law or in equity. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant’s being evicted or dispossessed for any cause, or in the event of

Landlord’s obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease or otherwise; and further expressly waives service of any notice of Landlord’s intention to re-enter.

NON-WAIVER 26.

The failure or delay on the part of either party to enforce or exercise at any time any of the provisions, rights, or remedies in this Lease shall in no way be construed to be a waiver thereof, nor in any way to affect the validity of this Lease or any part thereof, or the right of the party to thereafter enforce each and every such provision, right or remedy. No waiver of any breach of this Lease shall be held to be a waiver of any other or subsequent breach. The receipt and acceptance by Landlord of Rent or Additional Rent at a time when the payment of such Rent or Additional Rent is in default under this Lease shall not be construed as a waiver of such default. The receipt and acceptance by Landlord of a lesser amount than the Rent or Additional Rent due shall not be construed to be other than a payment on account of the Rent or Additional Rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of the Rent or Additional Rent due or to pursue any other remedies available under law or provided in this Lease. No act or thing done by Landlord or Landlord’s agents or employees during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

If there be any agreement between Landlord and Tenant providing for the renewal hereof at the expiration of the term first above mentioned, the right to such renewal or the execution of a renewal agreement between Landlord and Tenant prior to the expiration of such first mentioned term shall not be considered an extension thereof or a vested right in Tenant to such further term, so as to prevent Landlord from canceling this Lease and any such extension thereof pursuant to Landlord’s exercising any remedies provided herein or at law in the event of a default by Tenant during the remainder of the original term hereby granted; such privilege, if and when so exercised by Landlord, shall cancel and terminate this Lease and any such renewal or extension previously entered into between Landlord and Tenant or the right of Tenant to any such renewal or extension; any right herein contained on the part of Landlord to cancel this Lease shall continue during any extension or renewal hereof; and any option on the part of Tenant herein contained for an extension or renewal hereof shall not be deemed to give Tenant any option for a further extension beyond the first renewal or extended term.

EXONERATION 27.

Landlord or any successor in interest that may be an individual, joint venture, tenancy in common, firm or partnership, general or limited, shall not be subject to personal liability on such individual or on the members of such joint venture, tenancy in common, firm or partnership in respect to any of the covenants or conditions of this Lease. Tenant shall look solely to the equity of Landlord in the Building and the rents, issues and profits derived therefrom for the satisfaction of the remedies of Tenant in the event of a breach by Landlord. It is mutually agreed that this clause is and shall be considered an integral part of this Lease.

RELOCATION OF TENANT 28.

Landlord, at its sole expense, and only if Landlord is exercising its right hereunder in order to accommodate a tenant in the Building that will (after the relocation) occupy at lease seven floors in one elevator bank, on at least 365 days prior written notice, may require Tenant to move from the Premises to another floor in the Building of comparable size and décor. In the event of any such relocation, Landlord will pay all the expenses of preparing and decorating the new premises (to include without limitation, hard and soft costs, telecommunications and data), so that they will be substantially similar to the Premises, and also the expenses of moving Tenant’s furniture and equipment to the relocated premises. Occupancy of the new premises shall be under and pursuant to the terms of this Lease, except that any variance between the Rentable Area of the relocation space and the Premises shall result in a proportional adjustment in Rent and Additional Rent. Landlord will move Tenant after business hours in order to minimize disruption to Tenant’s business operation.

QUIET ENJOYMENT 29.

If and so long as Tenant pays the Rent and Additional Rent reserved hereunder and observes and performs all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises for the entire term hereof, subject to all, provisions of this Lease.

SPRINKLERS 30.

If there is now or shall be installed in the Building a “sprinkler system”, and such system or any of its appliances shall be damaged or injured by reason of any act or omission of Tenant, or Tenant’s agents, servants, employees, licensees or visitors, Tenant shall forthwith restore the same to good working condition at its own expense; and if the Fire Insurance Rating Organization or any bureau, department or official of the state or city government having jurisdiction shall require or recommend that any changes, modifications, alterations or additional sprinkler heads or other equipment be made or supplied by reason of Tenant’s business, or the location of partitions, trade fixtures, or other contents of the Premises, after initial occupancy or if any such changes, modifications, alterations, additional sprinkler heads or other equipment, become necessary to prevent the imposition of a penalty or charge against the full allowance for a sprinkler system in the first insurance rate as fixed by a Fire Insurance Company insuring the Building, as a result of Tenant’s business, or the location of partitions, trade fixtures, or other contents of the Premises, Tenant shall, at Tenant’s expense, promptly make and supply such changes, modifications, alterations, additional sprinkler heads or other equipment.

UNAVOIDABLE DELAY 31.

In the event that either party shall be delayed or hindered in, or prevented from the performance of any work, service or other acts required under this Lease to be performed by such party, and such delay or hindrance is due to strikes, lockouts, Acts of God, governmental restrictions, enemy act, civil commotion, unavoidable fire or other casualty, or other causes of a like nature beyond the control of the party so delayed or hindered, then performance of such work, service or other act shall be extended for a period equivalent to the period of such delay. In no event shall such delay constitute a termination of this Lease, or any extension thereof.

The provisions of this Section shall not operate to excuse Tenant from the prompt payment of Rent and/or Additional Rent, including such pro rata payments of Rent and/or Additional Rent as may be due under any Section hereof after the commencement of the term.

NON-DISRUPTION 32.

Tenant shall not knowingly take any action which would violate any of Landlord’s contracts affecting the Building, or which would create or contribute to any work stoppage, strike, picketing, labor disruption or dispute, or which would interfere, in any way, with the business of Landlord or any other tenants of the Building or with the rights and privileges of any invitees, licensees, employees or any other persons lawfully in and upon the Building, or which would cause any impairment or reduction of the good will and reputation of the Building.

In furtherance of the intent expressed above, and in the interest of preventing and avoiding the frictions traditionally inherent in commerce and industry associated with union and non-union personnel working side-by-side (which oftentimes results in the above-mentioned work stoppages, strikes, picketing, labor disruptions or disputes), it is hereby understood and agreed by Tenant that any and all items of Tenant’s initial construction, re-construction, alterations, installations, additions, improvements, changes and/or remodeling of the Premises, and the fixtures and appurtenances therein, and the removal of the same, as well as all items of Tenant’s repairs to the Premises and the replacement and repair of fixtures and appurtenances therein shall be performed by union labor only.

SUCCESSORS 33.

The respective rights and obligations provided in this Lease shall bind and shall inure to the benefit of the parties hereto, their legal representatives, heirs, successors and assigns; provided, however, that no rights shall inure to the benefit of any successor or assign of Tenant unless Landlord’s written consent for the transfer to such successor or assign has first been obtained as provided in Section 13 hereof.

GOVERNING LAW 34.

This Lease shall be construed, governed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

SEVERABILITY 35.

If any provisions of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall in no way be affected or impaired and such remaining provisions shall remain in full force and effect.

CAPTIONS AND INTERPRETATION OF LEASE PROVISIONS 36.

Marginal captions and titles and the table of contents to this Lease are for convenience and reference only, and are in no way to be construed as defining, limiting or modifying the scope or intent of the various provisions of this Lease. This Lease shall be construed without regard to the identity of the person who drafted the various provisions hereof. Moreover, each and every provision of this Lease shall be construed as though all parties hereto participated equally in the drafting thereof. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

GENDER 37.

As used in this Lease, the word “person” shall mean and include, where appropriate, an individual, corporation, partnership or other entity; the plural shall be substituted for the singular, and the singular for the plural, where appropriate, and words of any gender shall mean and include any other gender.

WAIVER OF TRIAL BY JURY 38.

It is mutually agreed by and between Landlord and Tenant that the respective parties hereto shall and do hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, and Tenant’s use or occupancy of said Premises.

NOTICES 39.

All notices required or permitted hereunder shall be deemed delivered and sufficiently given if sent by registered or certified mail, return receipt requested, addressed to the Landlord or Tenant, as the case may be, as follows:

To Landlord:	Oxford Development Company/Grant Street Suite 4500, One Oxford Centre Pittsburgh, Pennsylvania 15219 Attention: Edward J. Lewis

To Tenant:	TriState Capital Holdings, Inc.
One Oxford Centre Suite 2700
Pittsburgh, PA 15219 Attention: James F. Getz

Either party may change its address by written notice so given to the other.

BROKERS 40.

Landlord and Tenant mutually represent to each other that they have not entered into any agreement with a broker (relative to the making of this Lease) committing the other party to pay the commission of such broker other than GVA Oxford (Landlord’s broker) and Howard Hanna (Tenant’s broker). Each party agrees that should any claim be made against the other party for any broker’s commission other than the named brokers, by reason of the acts of such party, the party upon whose acts such claim is predicated shall indemnify and hold the other party free and harmless from and against any and all liability and expenses in connection therewith.

EXECUTION 41.

This Lease shall become effective only when it has been signed by a duly authorized officer or representative of each of the parties and delivered to the other party. The submission of this Lease for examination in itself does not constitute an offer to lease nor a reservation of or option for the Premises. This Lease is being executed simultaneously in four (4) counterparts, one (1) of which shall be delivered to Tenant. Each of such fully executed counterparts shall be deemed original and it shall not be necessary in making proof of this Lease to produce or account for more than one such counterpart.

MODIFICATIONS 42.

If, in connection with obtaining financing or refinancing for the Building of which the Premises form a part, a banking, insurance or other institutional lender shall request reasonable modifications that do not increase the obligations of Tenant hereunder (except, perhaps, to the extent that Tenant may be required to give notices of any defaults by Landlord to such lender and/or permit the curing of such defaults by such lender together with the granting of such additional time for such curing as may be required for such lender to get possession of the said Building), and do not materially adversely affect the leasehold interest hereby created, then in such event, Tenant agrees to execute and deliver such modification. In no event shall a requirement that the consent of any such lender be given for any modification of this Lease or for any assignment or sublease, be deemed to materially adversely affect this Lease or leasehold interest created by this Lease.

RULES AND REGULATIONS 43.

Tenant and Tenant’s servants, employees, agents, visitors and licensees shall observe faithfully, and comply strictly with, the Rules and Regulations, attached hereto and marked as Exhibit “D”, and such other and further reasonable Rules and Regulations as Landlord or Landlord’s agents may, after notice to Tenant, from time to time adopt. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease, as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees.

NO REPRESENTATIONS BY LANDORD 44.

Tenant acknowledges and agrees that, except as expressly set forth in this Lease, there have been no representations, promises or warranties made by or on behalf of Landlord with respect to the Premises or the Land and Building or with respect to the suitability of either for the conduct of Tenant’s business. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and Building were at such time in satisfactory condition, order and repair.

ENTIRE AGREEMENT 45.

This Lease, including the Exhibits and any Riders hereto (which shall all be deemed to be a part of this Lease) contains all the agreements, conditions, understandings, representations and warranties made between the parties hereto with respect to the subject matter hereof, and may not be modified orally or in any manner other than by an agreement in writing signed by both parties hereto or their respective successors in interest.

DEFINITIONS 46.

The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee of the Premises or of the Building, a mortgagee in possession, at the time in question, of the Building or of the Building of which Premises form a part, or the tenant under a lease of the entire Building of which the Premises form a part, so that in the event of any subsequent sale or sales of said Building or in the event of a lease of said Building, the Landlord named herein shall be and hereby is entirely freed and relieved thereafter with respect to the performance of all covenants and obligations on the part of Landlord hereunder except for defaults by Landlord existing at the time of such sale or assignment and Tenant’s rights with respect thereto; and it shall be deemed and construed without further agreement between the parties or their successors in interest or between the parties and the purchaser at any such sale, or the said tenant of the Building, that the purchaser, mortgagee in possession or the tenant of the Building has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord shall, as aforesaid, be binding on Landlord, its successors, and assigns, only during and in respect of their respective successive periods as Landlord under this Lease, and the retention of fee ownership by a landlord, under an underlying lease which now or hereafter may affect the Building of which the Premises form a part, shall not be deemed to impose on such underlying landlord any liability, initial or continuing, for the performance of the covenants and obligations of Landlord hereunder. The words “re-enter” and “re-entry” as used in this Lease are not restricted to their technical legal meaning. The “Useable Area” shall mean gross floor area less core areas. The phrase “Normal Business Days” shall mean Monday through Friday, fifty-two (52) weeks per year, excepting therefrom holidays applicable to Building personnel. In any event, “Normal Business Days” shall not include New Years Day, Memorial Day, the Fourth of July, Labor Day, Thanksgiving Day, and Christmas, when those holidays occur on a day of the week other than Saturday and Sunday.

[RESERVED] 47.

HAZARDOUS WASTE 48.

Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances or materials. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Building any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after written notice is given to Landlord of the identity of such substances or materials. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., any applicable state or local laws and the regulations adopted under these acts. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies solely to the Premises. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the Premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of hazardous materials on the Premises occurring while Tenant is in possession, or elsewhere if caused by Tenant or persons acting under Tenant. The within covenants shall survive the expiration or earlier termination of the Lease term.

CORPORATE TENANT 49.

If Tenant is a corporation, the persons executing this Lease on behalf of Tenant hereby covenant, represent and warrant that Tenant is a duly incorporated or duly qualified (if foreign) corporation and is authorized to do business in the State (a copy of evidence thereof to be supplied to Landlord upon request); and that the person or persons executing this Lease on behalf of Tenant is an officer or are officers of such Tenant, and that he or they as such officers are duly authorized to execute, acknowledge and deliver this Lease to Landlord (a copy of a resolution to that effect to be supplied to Landlord upon request).

FINANCIAL STATEMENT 50.

Upon Landlord’s written request from time to time, Tenant shall, within ten (10) days after Landlord’s request therefor, furnish Landlord Tenant’s or Tenant’s bank subsidiary’s current Statement of Condition filed with bank regulatory agencies.

AMERICANS WITH DISABILITIES ACT. 51.

Landlord and Tenant acknowledge that, in accordance with the provisions of the Americans with Disabilities Act (the “ADA”), responsibility for compliance with the terms and conditions of title III of the ADA may be allocated as between Landlord and Tenant. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant agree that the responsibility for compliance with the ADA shall be allocated as follows: (i) Tenant shall be responsible for the compliance with the provisions of title III of the ADA with respect to the construction by or on behalf of Tenant of alterations within the Premises, or if such compliance is necessitated by the composition of Tenant’s work force, provided Landlord consents to such alterations. In the event Landlord refuses to consent to the construction of alterations, the purpose of which is compliance with title III of the ADA, then, in such case, Landlord shall perform, at its expense, such alterations to the extent necessary to comply with title III of the ADA; (ii) Landlord shall be responsible for compliance with the provisions of title III of the ADA in providing all tenant improvements required of Landlord under this Lease, exclusive, however, of any tenant improvements constructed by Landlord strictly in accordance with Tenant generated plans and specifications; and (iii) Landlord shall be responsible for compliance with the provisions of title III of the ADA with respect to the exterior of the Building, parking areas, sidewalks and walkways, and any and all areas appurtenant thereto, together with all common areas of the Building not included within the Premises. Landlord and Tenant each agree to indemnify and hold each other harmless from and against any claims, damages, costs, and liabilities arising out of Landlord’s or Tenant’s failure, or alleged failure, as the case may be, to comply with title III of the ADA as set forth above, which indemnification obligation shall survive the expiration or termination of this Lease. Landlord and Tenant each agree that the allocation of responsibility for ADA compliance shall not require Landlord or Tenant to supervise, monitor, or otherwise review the compliance activities of the other with respect to its assumed responsibilities for ADA compliance as set forth herein. The allocation of responsibility for ADA compliance between Landlord and Tenant, and the obligations of Landlord and Tenant established by such allocations, shall supersede any other provisions of the Lease that may contradict or otherwise differ from the requirements of this Section.

RENTAL STATEMENTS 52.

Tenant acknowledges that it is Landlord’s management agent’s standard practice to submit to Tenant, on or about the twenty-first day of each month, a summary of Tenant’s rental account, including past due balance, if any, and the Rent, Additional Rent and charges due and payable for the upcoming month. For so long as Landlord’s agent continues this practice, these statements shall satisfy any obligation of Landlord hereunder to provide written notice of Tenant’s obligation and/ or failure to pay any sums which Tenant is to pay hereunder, whether such notice is sent prior to or subsequent to the date upon which the obligation arises.

UTILITY DEREGULATION 53.

Landlord has advised Tenant that various utility companies (each to be referred to herein as a “Current Service Provider”) are the utility companies selected by Landlord to provide service for the Building. Notwithstanding the foregoing, if permitted by law, Landlord shall have the right at any time and from time to time during the term of this Lease to either contract for service from a different company or companies providing service (each such company shall hereinafter be referred to as an “Alternate Service Provider”) or continue to contract for service from the Current Service Provider.

Tenant shall cooperate with Landlord, the Current Service Providers, and any Alternate Service Provider at all times and, as reasonably necessary, shall allow Landlord, the Current Service Providers, and any Alternate Service Provider reasonable access to the Building’s lines, feeders, risers, wiring, and other machinery within the Premises.

Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or charter of the service furnished to the Premises, or if the quality or character of the service supplied by the Current Service Providers or any Alternate Service Provider is no longer available or suitable for Tenant’s requirements, and no such change, failure, defect, unavailability, or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under the Lease.

PARKING 54.

During the extended term, Tenant will have the right to lease ten unreserved parking spaces in the Building garage for use by Tenant and its employees. Three of such spaces will be located on level one or two (gated reserved parking). Tenant acknowledges that the current monthly lease rate for underground, unreserved parking is $275.00, for Level 1 reserved gated parking - $295.00 and for Level 2 reserved gated parking - $310.00, such rate being subject to adjustment from time-to-time to reflect the then current rate for parking in the garage. Should Tenant lease any parking spaces, Tenant will enter into a parking agreement with the garage operator and pay the garage operator the established monthly charge, and Landlord shall have no liability for claims arising through acts or omissions of the garage operator. Landlord shall have the right to temporarily close the garage or certain areas therein in order to perform necessary repairs, maintenance and improvements to the garage, if any.

GOOD FAITH AND FAIR DEALING 55.

Whenever this Lease calls for Landlord or Tenant to make a determination, including any determination to be made in such party’s sole discretion, such determination shall be made in good faith consistent with reasonable commercial behavior. Whenever this Lease calls for either party to obtain the consent of the other party, the party whose consent is requested shall respond to such request in good faith and such consent shall not be unreasonably withheld or delayed.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Landlord and Tenant have hereunto respectively signed and sealed duplicate originals of this Lease as of the day and year first above written.

LANDLORD: OXFORD DEVELOPMENT COMPANY/GRANT STREET
	By:	OOC, Inc., General Partner

By:
Witness		David M. Matter, President

TENANT:
TRISTATE CAPITAL HOLDINGS, INC.

By:
Witness	Title:	Vice Chairman and
Chief Financial Officer

02/10/2004 16:17 NO.908 P03

FOURTH AVENUE
CHERRY WAY
GRANT STREET
THIRD AVENUE

Floor Plan
1 L0027 Scale: None

23,129 r.s.f.

Copyright © 2004.
Design 3 Architecture, PC
All Rights Reserved

GVA Oxford

Project: One Oxford Centre
Pittsburgh, Pa.

Title: Existing Conditions
27th Floor Plan

Date: 02/10/04 No. 20.000 **Lod27**

DWG NAME: H:\DWGS\OXFORD DEVELOPEMENT COMPANY\ONE OXFORD CENTRE\LOD\LOD27.DWG TIME: 2/10/2004 02:28 PM

WORKLETTER AGREEMENT

This Workletter Agreement (the “Workletter”) shall set forth the terms and conditions relating to the construction of the Premises. All references in this Workletter to “the Lease” shall mean the relevant parties of the Lease to which this Workletter is attached.

1.	Proposed and Final Plans.

(a) Tenant shall cause to be prepared and delivered to Landlord, for Landlord’s approval, the following proposed drawings (collectively, the “Proposed Plans”) for all improvements Tenant desires to complete or have completed in the Premises (the “Tenant Improvements”):

(i) Architectural drawings (consisting of floor construction plan, ceiling lighting and layout, power, and telephone plan) prepared by a licensed architect.

(ii) Mechanical drawings (consisting of HVAC, electrical, telephone, and plumbing) prepared by a licensed engineer.

(iii) Finish schedule (consisting of wall finishes and floor finishes and miscellaneous details).

(b) Within ten (10) days after Landlord’s receipt of the architectural drawings and mechanical drawings, Landlord shall advise Tenant of any changes or additional information required to obtain Landlord’s approval.

(c) If Landlord disapproves of, or requests additional information regarding the Proposed Plans, Tenant shall, within ten (10) days thereafter, revise the Proposed Plans disapproved by Landlord and resubmit such plans to Landlord or otherwise provide such additional information to Landlord. Landlord shall respond to the revised plans within five days after receipt thereof.

(d) All Proposed Plans and Final Plans shall comply with all applicable statutes, ordinances, regulations, laws, and codes and with the requirements of Landlord’s fire insurance underwriters. Review and approval by Landlord of the Proposed Plans and resulting Final Plans shall not constitute a representation or warranty by Landlord that such plans either (i) are complete or suitable for their intended purpose, or (ii) comply with applicable laws, ordinances, codes, regulations, or any insurance requirements, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability for such completeness, suitability or compliance. Tenant shall not make any changes in the Final Plans without Landlord’s prior written approval, which shall not be unreasonably withheld or delayed.

2.	Performance of the Tenant Improvements.

(a) Filing of Final Plans, Permits. Tenant shall file the Final Plans with the governmental agencies having jurisdiction over the Tenant Improvements and obtain the necessary permits.

(b) Landlord Approval of Contractors. No later than five (5) days following Landlord’s approval of the Final Plans, Tenant shall enter into a contract for construction of the Tenant Improvements with a general contractor acceptable to Landlord (the “General Contractor”). Tenant shall submit to Landlord not less than ten (10) days prior to commencement of construction the following information and items:

(i) The names of the other subcontractors, and sub-subcontractors (collectively, together with the General Contractor, the “Tenant’s Contractors”) Tenant intends to employ in the construction of the Tenant Improvements. Landlord shall have the right to approve Tenant’s Contractors, such approval not to be unreasonably withheld. All contractors and subcontractors shall be licensed, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord’s contractors and subcontractors and with other contractors and subcontractors on the job site. Tenant, agrees to give the contractor employed by Landlord in the Building an equal opportunity to submit a bid for the Tenant Improvements, but Tenant shall not be obligated to hire such contractor.

(ii) The scheduled commencement date of construction, the estimated date of completion of construction work, fixturing work, and date of occupancy of the Premises by Tenant.

(iii) Certificates of insurance as hereinafter described. Tenant shall not permit Tenant’s Contractors to commence work until the required insurance has been obtained and certificates have been delivered to Landlord.

(c) Access to Premises. Tenant, its employees, designers, contractors and workmen shall have access to and primary use of the Premises prior to the commencement of the Term of the Lease to construct the Tenant Improvements.

(d) Warranties. On completion of the Tenant Improvements, Tenant shall provide Landlord with copies of all warranties of at least one (1) year duration on all the Tenant Improvements.

(e) Protection of Building. All work performed by Tenant shall be performed with a minimum of interference with other tenants and occupants of the Building and shall conform to the Building Rules and Regulations attached to the Lease and the reasonable procedures established by the Building Manager. Tenant will take all reasonable and customary precautionary steps to protect its facilities and the facilities of others affected by the Tenant Improvements and to properly police same and Landlord shall have no responsibility for any loss by theft or otherwise. Construction equipment and materials are to be located in confined areas and delivery and loading of equipment and materials shall be done at such reasonable locations and at such time as Landlord shall direct so as not to burden the operation of the Building. Landlord shall advise Tenant in advance of any special delivery and loading dock requirements. Landlord may require daily clean-up if required for fire prevention and life safety reasons or applicable laws. At the completion of the Tenant Improvements, Tenant’s Contractors shall forthwith remove all rubbish and all tools, equipment and surplus materials from and about the Premises and Building. Any damage caused by Tenant’s Contractors to any portion of the Building or to any property of Landlord or other tenants shall be repaired forthwith after written notice from Landlord to its condition prior to such damage by Tenant at Tenant’s expense.

(f) Compliance by all Tenant Contractors. Tenant shall impose and enforce all terms hereof on Tenant’s Contractors and its designers, architects and engineers.

(g) Safety. Tenant’s Contractors shall assume responsibility for the prevention of accidents to its agents and employees and shall take all reasonable safety precautions with respect to the work to be performed and shall comply with all reasonable safety measures initiated by the Landlord and with all applicable laws and codes for the safety of persons or property.

(h) Required Insurance. Tenant shall cause Tenant’s Contractors to secure, pay for, and maintain during the performance of the construction of the Tenant Improvements, insurance in the following minimum coverages and limits of liability:

(i) Workmen’s Compensation and Employer’s Liability Insurance as required by law.

(ii) Commercial General Liability Insurance (including Owner’s and Contractors’ Protective Liability) in an amount not less than Two Million Dollars ($2,000,000) per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of Two Million Dollars ($2,000,000), and with umbrella coverage with limits not less than Ten Million Dollars ($10,000,000). Such insurance shall provide for explosion and collapse, completed operations coverage with a two-year extension after completion of the work, and broad form blanket contractual liability coverage and shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant’s Contractors, or by anyone directly or indirectly employed by any of them.

(iii) “All-risk” builder’s risk insurance upon the entire Tenant Improvements to the full insurance value thereof. Such insurance shall include the interest of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the Tenant Improvements and shall insure against the perils of fire and extended coverage and shall include “all-risk” builder’s risk insurance for physical loss or damage including, without duplication of coverage, theft, vandalism, and malicious mischief. The waiver of subrogation provisions contained in Section 18 of the Lease shall apply to the “all-risk” builder’s risk insurance policy to be obtained by Tenant pursuant to this paragraph.

All policies (except the workmen’s compensation policy) shall be endorsed to include as additional insureds Landlord and such additional persons as Landlord may designate. The insurance policies required hereunder shall be considered as the primary insurance and shall not call into contribution any insurance then maintained by Landlord.

(i) Quality of Work. The Tenant Improvements shall be constructed in a first-class workmanlike manner using only good grades of material and in compliance with the Final Plans, all insurance requirements, applicable laws and ordinances and rules and regulations of governmental departments or agencies and the rules and regulations adopted by Landlord for the Building. Landlord shall provide Tenant with Landlord’s Building standard specifications.

(j) “As-Built” Plans. Upon completion of the Tenant Improvements, Tenant shall furnish Landlord with “as built” plans for the Premises, final waivers of lien for the Tenant Improvements, a detailed breakdown of the costs of the Tenant Improvements (which may be in the form of an owner’s affidavit) and evidence of payment reasonably satisfactory to Landlord, and an occupancy permit for the Premises.

3.	Payment of Costs of the Tenant Improvements.

(a) Subject to the provisions of Paragraph 3(b) below, the Tenant Improvements shall be installed by Tenant at Tenant’s sole cost and expense. The cost of the Tenant Improvements shall include, and Tenant agrees to pay Landlord for, the cost of any work performed by Landlord on behalf of Tenant at Tenant’s request and for all materials and labor furnished on Tenant’s behalf at Tenant’s request.

(b) Landlord shall provide Tenant with an allowance of $1,040,805.00 (i.e., $45.00 per square foot of Rentable Area of the Premises) (“Tenant Allowance”) to be used toward payment of the costs incurred by Tenant in connection with the Tenant Improvements. The Tenant Improvements must be completed, and Tenant must have submitted its request for reimbursement in accordance with the terms of this Paragraph 3, no later than three months following the Commencement Date of the Lease. If the cost of all items of the Tenant Improvements is less than the Tenant Allowance, Tenant shall be entitled to credit the excess or unused amount against rent. Funds may be drawn against the Tenant Allowance at any time and from time to time prior to five months following the Commencement Date of the Lease, subject to the following:

(i) Tenant may not make more than one draw in any calendar month;

(ii) With each draw request, Tenant shall submit to Landlord the following documents:

(A) A copy of the application for payment by Tenant’s Contractors for the Tenant Improvements completed to date, together with copies on all receipted bills and invoices;

(B) Conditional or final lien waivers with respect to the Tenant Improvements performed to date from Tenant’s Contractors and any materialmen;

(C) With the final draw request, Tenant shall submit to Landlord a certificate from Tenant’s Architect stating that the Tenant Improvements have been completed in accordance with the Final Plans.

(D) Landlord will disburse the portion of the Tenant Allowance allocable to each draw request to Tenant or at Tenant’s request or at Landlord’s option directly to Tenant’s Contractors within thirty (30) days after Tenant has submitted the required information for such draw and has otherwise complied with the requirements hereof.

4.	Miscellaneous.

(a) Tenant agrees that, in connection with the Tenant Improvements and its use of the Premises prior to the commencement of the Term of the Lease, Tenant shall have those duties and obligations with respect thereto that it has pursuant to the Lease during the Term, except the obligation for payment of rent, and further agrees that except in cases of the negligence of Landlord or its employee, contractor or agent, Landlord shall not be liable in any way for injury, loss, or damage which may occur to any of the Tenant Improvements or installations made in the Premises, or to any personal property placed therein, the same being at Tenant’s sole risk.

(b) Except as expressly set forth herein, Landlord has no other agreement with Tenant and Landlord has no other obligation to do any other work or pay any amounts with respect to the Premises. Any other work in the Premises which may be permitted by Landlord pursuant to the terms and conditions of the Lease shall be done at Tenant’s sole cost and expense and in accordance with the terms and conditions of the Lease.

(c) This Workletter shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions thereto in the event of a renewal or extension of the initial term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.

(d) Except during a bona fide dispute, the failure by Tenant to perform any of its obligations under this Workletter, including without limitation any obligations to pay any monies due Landlord, within the time period herein stated shall be deemed a default under the terms of the Lease for which Landlord shall be entitled to exercise all remedies available to Landlord for such failure.

(e) In addition to the Tenant Allowance, Landlord shall provide Tenant with a Renovation Allowance equal to $65,000.00, to be applied towards the costs incurred by Tenant to perform upgrades to the elevator lobby and restrooms on the 27th floor of the Building. The terms and conditions of this Workletter shall apply to the construction of such upgrades and disbursements of the Renovation Allowance, except that any unused portion of the Renovation Allowance shall belong to Landlord. Landlord shall not charge any supervisory, management or review fees for any matters addressed by this Work Letter, and no such charges shall be deducted from the Allowance. During construction Tenant shall not be obligated to pay fees or charges for Building services, including, without limitation, utilities, parking, hoisting, freight elevator services or the like.

EXHIBIT “B”

TENANT CONSTRUCTION PROCEDURES

INTERIOR OFFICES

I. Introduction

This has been written to enable and assist the Tenant, Tenant’s architect and Tenant’s Contractor to construct Tenant’s Demised Premises. The design and construction obligations of both the Landlord and Tenant under the Lease are listed herein. Tenant shall follow and conform to all the obligations of Tenant, as listed hereinafter, and to all other reasonable rules, regulations, and requirements which the Landlord may promulgate relative to the design and construction of Tenant’s facilities.

Each Tenant shall bear responsibility for compliance with all laws, statutes, ordinances and codes as well as Lease requirements applicable to the design and construction of the Tenant’s facilities.

This information should be forwarded to Tenant’s architect and to Tenant’s contractor for their use and reference. Additional copies will be provided upon request.

II. Directory

The following (at the addresses and phone numbers noted therefor) have been assigned to expedite the necessary information to assist in construction of the Demised Premises:

Developer/Owner/Landlord:	Oxford Development Company
Suite 4500, One Oxford Centre Pittsburgh, PA 15219 (412) 261-1500

When dealing with issues of material delivery and hours of construction, the Tenant shall contact the Building Manager at:

Oxford Development Company
Plaza Level, One Oxford Centre Pittsburgh, PA 15219 (412) 391-5300

Leasing Agents:

(Tenant is to contact the particular leasing agent with whom Tenant dealt regarding questions concerning the Lease.)

Michael R. Daniels GVA Oxford
Suite 400, One Oxford Centre Pittsburgh, PA 15219 (412) 261-0200

Tenant Coordinator

The Tenant Coordinator shall provide the liaison between the Landlord, Tenant, Tenant’s Architect and General Contractor. Please contact him for all information pertaining to plans, specifications, Landlord’s and Tenant’s criteria necessary to design and build the facility, and clarification of any questions relative to this document.

Please submit plans and specifications to the Tenant Coordinator for review and approval:

Tom Boyle Construction Manager Oxford Development Company Suite 4500, One Oxford Centre Pittsburgh, PA 15219 (412) 261-1500

III. Permits and Applicable Codes

All Tenant plans, specification and construction shall meet the requirements of, and in all other ways conform to, all statues, laws, ordinances, codes and/or permit requirements applicable at any time during the course of construction, specifically including, but not limited to any special requirements that may be applicable to the particular building.

Landlord’s approval of Tenant plans shall not release Tenant from the above obligations.

IV. Special Conditions for Performance of Tenant’s Work

A.	Codes and Standards - All of Tenant’s Work shall comply in all respects with the following:

(1)	Administrative Codes and Zoning Resolutions of the local municipality and all other applicable laws, codes, ordinances and regulations.

(2)	Applicable standards of the National Board of Fire Underwriters, the National Electrical Code, and American Gas Association, and the American Society of Heating and Refrigeration Engineers.

B.	Plans and Specifications - All plans and specifications shall be prepared by a licensed architect or engineer, and shall include all drawings, specifications, bid forms, general conditions, and other documents required to completely describe the architectural, structural, mechanical and electrical components of Tenant’s Work. The information shown on the plans and specifications shall comply with the requirements of this Document.

C.

Tenant shall submit four sets of prints and one set of sepias of the final working drawings and one set of specifications to the Tenant Coordinator for approval and one set of prints will be returned with approval and comments. Approval by

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Landlord of the plans, or anything contained therein, shall not act to shift responsibility of the cost of any improvements from Tenant to Landlord unless specifically agreed to in writing by Landlord. Working drawings (plans) and specifications shall include the following:

Architectural plans at 1/8” 1’ -0” minimum;

Interior elevations and details;

Finish schedule;

Case work equipment layouts;

Reflected ceiling plan showing lighting, emergency lighting, diffusers, and sprinkler locations;

Engineering plans and specifications of electrical system, including total electric load (load to include mechanical equipment supplied by Tenant, lighting, etc.);

Please allow 10 working days for review and approval.

D.	Approval of Contractors - Contractors and subcontractors to be used in performing Tenant’s Work shall be approved by Landlord in writing before Tenant’s Work is commenced.

E.	Quality Standards - Each contractor and subcontractor performing any part of Tenant’s Work shall guarantee that the portion thereof for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Every such contractor and subcontractor shall be responsible for the replacement or repair, without additional charge, or any and all work done or furnished in accordance with its contract, which shall become defective within one (1) year after completion and acceptance of the work. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of Tenant’s Work or Landlord’s Work, including any part of the Building’s Common Areas or other Tenant’s improvements which may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship on or with respect to Tenant’s Work shall be contained in the contract or subcontract therefore and shall be so written that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and so that they can be directly enforced by either. Tenant covenants to give Landlord any assignment necessary to effect such right of direct enforcement.

F.	Cooperation - Only such duly licensed architects, engineers, contractors and subcontractors as will work in harmony with each other and those of Landlord so as to insure proper maintenance of good labor relationships shall be engaged in the performance of Tenant’s Work. Tenant shall enforce strict discipline and good order among the employees of Tenant’s contractor and subcontractors and shall not employ any unfit person or anyone not skilled in the work he is performing, or any workman who is incompatible with the balance of the work force, or who will cause, or whose presence will cause, labor disputes or work

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stoppages. Tenant agrees that only union labor affiliated with the A.F.L./C.I.O. Building Trades will be used in the performance of Tenant’s Work.

G.	Coordination - Tenant’s Work shall be coordinated under Landlord’s direction with the work being done or to be performed by Landlord and other tenants in the Building so that Tenant’s Work will not interfere with or delay the completion of any other construction work in the Building, or interfere with business being conducted in the Building.

H.	Requirements for Contractors and Subcontractors

(1)	All Tenant’s Work shall be performed in a thoroughly workmanlike manner in conformity with approved plans and specifications and during such hours as approved by Landlord and shall be in good and usable condition at the date of completion. One set of such current approved plans and specifications shall be kept on the jobsite at all times during construction. All Tenant’s Work shall conform to the standards of recognized trade associations. In the event the Tenant is notified of any violations of codes, ordinances, regulations, requirements or guidelines, either by government authorities or by the Landlord, Tenant shall, at its expense, correct such violations within ten (10) calendar days after such notification, or sooner if required by the notifying authority. Should Tenant fail to correct such violations within ten (10) calendar days, Landlord may correct such violations at Tenant’s expense.

(2)	Tenant’s contractor or Tenant shall secure and pay for all necessary permits and fees with respect to Tenant’s Work.

(3)	Each contractor and subcontractor participating in the performance of Tenant’s Work shall make appropriate arrangements with Landlord’s Building Manager for delivery, storage and movement of materials and shall obtain approval from Landlord for any space, if available, outside of the Demised Premises within the Building which such contractor or subcontractor desires to use for storage, handling and moving of its materials and equipment.

Materials to be stored on floor slabs shall be approved by Landlord’s Building Manager. Such materials shall be located so as not to over-stress building structure. Adequate fire protection shall be provided for such stored materials.

(4)

Each contractor and subcontractor participating in the performance of Tenant’s Work shall (i) make appropriate arrangements with Landlord’s Building Manager for temporary utility connections including water and electricity, as available within the Building, which connections shall be at such locations as shall be determined by Landlord’s Building Manager, (ii) pay the cost of the connections and of proper maintenance and removal of

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same, and (iii) pay all utility charges on such basis as may be agreed upon by Landlord and Tenant.

(5)	Each contractor and subcontractor participating in the performance of Tenant’s Work shall remove and dispose of, at least once a week and more frequently as Landlord’s Building Manager may direct, all debris and rubbish caused by or resulting from the performance of Tenant’s Work and, upon completion thereof, remove all temporary structures, surplus materials, debris and rubbish of whatever kind which has been brought in or created by the contractor or subcontractor in the performance of Tenant’s Work. If any contractors or subcontractors, performing Tenant’s Work shall neglect, refuse or fail to remove any such debris, rubbish, surplus material or temporary structures within two days from and after notice to Tenant from Landlord with respect thereto, Landlord may cause the same to be removed by contract or otherwise as Landlord may determine expedient, without liability for damages, and charge the total cost thereof to Tenant.

(6)	Each contractor and subcontractor performing Tenant’s Work shall maintain continuous protection of adjacent premises in such manner as to prevent any damage to Tenant’s Work or adjacent property, property above, property below, and improvements by reason of performance of Tenant’s Work. Each contractor and subcontractor shall properly protect Tenant’s Work with lights, guard rails, and barricades and secure all parts thereof against storm and accident. However, no barricade or other protective enclosure shall extend beyond the Demised Premises. No such barricade or other protective enclosure shall be installed without Landlord’s prior written approval.

(7)	Each contractor or subcontractor performing Tenant’s Work shall obtain Landlord’s approval prior to cutting any openings in the floor slab. All approved slab openings shall be safed off against fire spread and waterproofed. Engineering drawings for such slab openings requiring structural redesign must be prepared by Landlord’s structural engineer, at Tenant’s sole cost.

(8)	Prior to commencement of any construction, a pre-construction conference for the purpose of conveying all necessary notes and regulations shall take place at a location designated by the Landlord.

I.	Insurance - Tenant shall cause its contractors and subcontractors to provide insurance with responsible companies approved by Landlord. Tenant shall require Tenant’s contractor and subcontractors to obtain and maintain in force comprehensive general liability insurance in an amount of not less than One Million ($1,000,000.00) Dollars in respect of personal injury or death an not less than One Million ($1,000,000.00) Dollars in respect of property damage, before the commencement of any of the Tenant’s Work in the Demised Premises.

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Tenant further agrees to indemnify, hold harmless and defend Landlord from and against any and all claims, actions, or damages resulting from acts or neglects of Tenant, its agents, servants, employees, contractors and/or subcontractors in the performance of Tenant’s Work. Tenant shall also require Tenant’s contractors and subcontractors to provide Certificates of Insurance evidencing such current, enforce insurance coverage to the Landlord’s Tenant Coordinator, before Tenant’s contractor and/or subcontractors shall be permitted on the Demised Premises to commence Tenant’s Work. All insurance policies shall name the Landlord as additional insureds. Certificates of Insurance shall provide that no change or cancellation of such insurance will be undertaken without thirty (30) days prior written notice to the Landlord. Thirty (30) days prior to the expiration of existing coverage, renewal certificates must be submitted to the Landlord.

J.	Utilities - Tenant shall obtain and convey to Landlord all approvals with respect to all utility services, as may be required by the utility company supplying the service. Landlord, an independent contractor, or an authorized utility company, as the case may be, shall have the right, subject to Landlord’s written approval, to run utility lines, pipes, conduits or ductwork where necessary or desirable through hung ceiling space, column space, partitions, beneath the floor slab, or other parts of the Demised Premises and to repair, alter, replace or remove the same, all in a manner which does not interfere unnecessarily with Tenant’s use thereof.

K.	Acceptance of Work - Landlord’s acceptance of Tenant’s Work as being complete in accordance with the approved working plans and specifications and this document shall be subject to Landlord’s inspection and subsequent written approval. Tenant shall give Landlord thirty (30) days prior written notification of the anticipated completion date of Tenant’s Work.

V. Procedures

A.	In the event of any conflict between the provisions of this Lease and this Exhibit “B”, the provisions of the Lease shall control.

B.	Within fifteen (15) calendar days after the execution of the Lease, Tenant shall submit to Landlord, for Landlord’s approval, the conceptual drawings. Within thirty (30) calendar days after Landlord’s approval of such conceptual drawings, Tenant shall submit to Landlord, for Landlord’s approval, the construction drawings and specifications.

C.	Within ten (10) calendar days thereafter, Landlord shall return to Tenant one (1) set of drawings and specifications with approval and/or comments. Tenant shall promptly make any requested changes or, as the case may be, promptly obtain Landlord’s written approval to alternate solutions.

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D.	Tenant shall not start construction of the Demised Premises until (i) Landlord has approved Tenant’s construction documents, (ii) Landlord has approved Tenant’s Contractor and Subcontractors, (iii) Tenant has secured and furnished copies to Landlord of all necessary state and local building permits for jurisdictional authorities, (iv) Tenant has furnished Landlord the policies of insurance as set forth in Article IV, Section 6(I) of this Document and (v) Tenant has furnished Landlord with copies of its No-Lien Agreements with its Contractor(s) and evidence of the filing of such agreements in the office of the Prothonotary of Allegheny County.

E.	Should Tenant make any changes in Tenant’s Work after date of final approval of Tenant’s plans that result in changes to Landlord’s work, Tenant shall reimburse Landlord for all costs, including architectural or engineering fees associated therewith.

F.	Tenant shall furnish to Landlord, for approval, a construction schedule and shall complete all work within the Demised Premises as expeditiously as possible in conformity with such approved schedule.

G.	Landlord, may, at Landlord’s option, require Tenant to install temporary partition at the Demised premises, at Tenant’s expense in order to control dust and noise.

H.	Tenant shall secure all necessary occupancy permits and/or approvals from all jurisdictional authorities to allow Tenant to open and occupy the Demised Premises and shall provide Landlord with copies of such occupancy permits and/or approvals.

I.	Before the Demised Premises will be allowed to open for business, Tenant shall submit to Landlord a copy of the occupancy permit from the governing authority, a copy of the plumbing certificate, a copy of the electrical certificate and a copy of a release of liens, signed by the contractor(s) and all major subcontractors and suppliers.

J.	Landlord’s Obligation is limited to that specified in this Document and Tenant shall be required to make all improvements to the Premises and in accordance with Tenant’s approved plans, except those which Landlord is specifically required to make hereunder.

K.	Tenant shall furnish Landlord with one set of reproducible “as built” drawings of the completed Demised Premises.

L.

In completing the construction of the Demised Premises and in making any alterations and improvements to the Demised Premises thereafter, Tenant and each of its contractors shall enter into a written construction agreement which shall contain what is commonly referred to as a “No-Lien” or “Waiver of Liens” provision. Tenant shall cause sufficient notice of such provisions to be given to all subcontractors, materialmen and/or laborers in the manner authorized by

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applicable statute, whether by actual notice to any such subcontractor, materialmen, or laborer prior to any labor or materials being furnished, or by recordation of said No-Lien agreement at the office of the Prothonotary of Allegheny County, Pennsylvania, within the prescribed statutory period (i.e. prior to the commencement of the work on the Demised Premises, or within ten (10) days after the execution of the principal contract), so as to sufficiently bind all subcontractors, materialmen and/or laborers to the terms of such No Lien agreement. In the event any mechanics liens or other liens or any other notices of claim, shall at any time be made or filed against the Premises by reason of work, labor, services or materials performed or furnished, or alleged to have been performed or furnished, to Tenant or to anyone holding the Demised Premises through or under Tenant, Tenant shall forthwith cause the same to be discharged of record or bonded to the satisfaction of Landlord. If Tenant shall fail to cause such lien forthwith to be so discharged or bonded after being notified of the filing thereof, then, in addition to any other right or remedy of Landlord, Landlord may bond or discharge the same by paying the amount claimed to be due, and the amount so paid by Landlord, and all costs and expenses incurred by Landlord in connection therewith, including reasonable attorneys fees, together with interest thereon at the rate of fifteen (15%) percent per annum, shall be due and payable by Tenant to landlord as Additional Rent.

M.	Tenant shall reimburse Landlord for work performed by Landlord on behalf of Tenant at Tenant’s sole cost and expense and will be paid for by Tenant to Landlord based on the cost to Landlord of such work, together with the sum equal to twenty-five (25%) percent of said cost for overhead and administration expenses, all due and payable within ten (10) days after billing from Landlord to Tenant.

N.	If, for any reason, Tenant shall fail to pay any amounts due Landlord by Tenant hereunder, then, in addition to any other remedies available to Landlord pursuant to this Lease, upon the commencement of the Term, such amounts, together with interest thereon at the rate of fifteen (15) percent per annum shall be due and payable by Tenant to Landlord as Additional Rent.

O.	The Tenant’s Contractor shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the work. Special care must be taken to protect the public from all work. The Contractor shall provide adequate fire extinguishers within the premises while under construction. The Landlord and its representatives may stop any work and Contractor will correct any item which is in violation of O.S.H.A. Standards or which may, in his opinion, cause injury or harm to public or property.

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ONE OXFORD CENTRE

EXHIBIT “C”

CLEANING SPECIFICATIONS

A.	Schedule of Services

1.	Night cleaning services to be performed five (5) nights per week, except on designated union holidays, or as specifically indicated hereinafter.

2.	Day cleaning services to be performed five (5) days per week, Monday through Friday, except on union designated holidays, or as specifically indicated hereinafter.

B.	Scope of Work

1.	Building Entrances and Public Areas

A.	Sweep and damp mop pavers and steps nightly.

B.	Machine scrub granite pavers weekly.

C.	All glass at entrances (revolving doors and side panic doors) are to be cleaned twice per day.

D.	Wipe down all metal surfaces (excluding high work) at entrances, railings and escalators nightly.

E.	All wall surfaces (excluding high work) are to be dusted using approved method to remove fingerprints and smudges nightly.

F.	Escalator inside surface glass panels are to be cleaned nightly using approved method to remove fingerprints and smudges nightly.

G.	All interior glass (excluding high work) in Atrium and Plaza are to be cleaned weekly. Store front glass panels (side not in Tenant spaces) are to be cleaned daily.

H.	Interior and exterior glass (excluding high work) at retail elevators are to be cleaned daily before normal working hours.

I.	High dust or wash glass elevator exteriors weekly and all electrical and air conditioning ceiling fixtures quarterly.

J.	All cigarette urns or trash receptacles are to be cleaned nightly.

K.	Rain mats will be provided and appropriately placed when needed and when not in use stored in designated areas.

2.	Elevators

A.	Clean all saddles, hatch and cab doors, door frames, and directional lights at main entry lobbies nightly.

B.	Interior wall surfaces of cab selector panels, bases, rails and floor indicator panel are to be cleaned nightly.

C.	Interior carpets are to be vacuumed nightly and spot cleaned as required.

D.	Elevator cabs with resilient floor surfaces are to be washed nightly and waxed as required.

3.	Public Corridors & Elevator Lobbies

A.	All wall surfaces are to be dusted nightly using an approved chemically treated cloth. Remove all fingerprints and smudges nightly.

B.	Sweep and damp mop ceramic tiles and granite pavers nightly. Machine scrub weekly.

C.	Carpeted areas are to be vacuumed five (5) times per week and spot cleaned.

D.	High dust or wash all electrical and air conditioning fixtures quarterly.

E.	Drinking fountains are to be cleaned and sanitized nightly.

F.	Public telephones are to be cleaned nightly.

G.	Cigarette urns are to be cleaned quarterly.

4.	General Office Areas

Nightly, unless otherwise indicated

A.	Damp mop all stone, ceramic tile, terrazzo and other types of unwaxed flooring weekly.

B.	Sweep all vinyl asbestos, asphalt, rubber and similar types of flooring using an approved method and buff monthly.

C.	Vacuum all rugs and carpeted areas once each week. Spot vacuum as required. Sweep all private stairways and vacuum if carpeted weekly.

D.	Hand dust or wipe clean all furniture, file cabinets, fixtures, window sills, and wash said sills when necessary.

E.	Dust all telephones.

F.	Dust all chair rails, trim, etc.

G.	Remove all gum and foreign matter on sight. Spot clean resilient floor as necessary.

H.	Empty and clean all waste receptacles and remove wastepaper and waste materials to a designated area.

I.	Empty and wipe clean all ash trays and screen all sand urns.

J.	Wash clean all water fountains and water coolers.

K.	Dust all glass furniture tops.

L.	Remove hand marks on elevator hatchway doors.

M.	Wipe clean all bright work.

N.	Adjust Venetian blinds to uniform standard.

O.	Cleaning of private toilet rooms and shampooing of carpets are not included in these specifications and will be provided by Landlord at Tenant’s request at Landlord’s reasonable cost.

P.	Any area designated as a vending area will be kept free from spillage and damp mopped daily.

Q.	Cleaning operations are to be scheduled so that an absolute minimum of lights are to be left on at all times. Upon completion of the cleaning, all lights must be turned off.

Periodic

A.	Hand dust all door louvers and other ventilating louvers within reach once per week.

B.	Dust all baseboards once per week (if required).

C.	Remove finger marks from all painted surfaces near light switches, entrance doors, etc., once per week.

D.	Dust all lamp shades weekly.

E.	Move and vacuum clean once per week underneath all furniture that can be moved.

F.	Dust all picture frames, charts and similar hangings quarterly which were not reached in nightly cleaning.

G.	Dust all vertical surfaces such as walls, partitions, doors and other surfaces not reached in nightly cleaning quarterly.

H.	Dust exterior of lighting fixtures quarterly.

I.	Dust all venetian blinds quarterly.

J.	Dust quarterly all air conditioning louvers, grills, etc., not reached in nightly cleaning.

K.	Wash telephones monthly.

L.	Dust clothes closets, shelving and cost racks weekly where possible

5.	Lavatories

Nightly

A.	Wash and disinfect all floors and base.

B.	Wash all mirrors and powder shelves.

C.	Wash and polish all bright work.

D.	Wash all plumbing fixtures.

E.	Wash and disinfect all toilet seats, both sides.

F.	Scour, wash and disinfect all basins, bowls and urinals.

G.	Fill toilet tissue holders, soap, sanitary napkin and paper towel dispensers.

H.	Empty and clean sanitary disposal receptacles, and provide wax paper bag in receptacle.

I.	Clean and wash waste receptacles and dispensers. Remove all waste products to a designated area and provide plastic bag in receptacles.

J.	Remove finger marks from painted surfaces.

K.	Remove all graffiti from walls and partitions.

L.	Dust and clean partitions and walls.

M.	Inspect all toilets and rest rooms during day and keep same in neat and clean condition.

N.	Wash tile wall surface subject to splashing.

Periodic

A.	Clean and wash all partitions once a week.

B.	Machine scrub floors as necessary but not less than once every two (2) weeks.

C.	Hand dust, clean and wash all tile walls once each month, more often if necessary.

D.	High dust to be done once each month which includes lights, walls and grills.

E.	Wash toilet lighting fixtures as often as necessary but not less than twice per year.

6.	Building Service Areas

A.	Slop sink rooms are to be kept neat, clean and orderly at all times.

B.	Freight elevator areas are to be kept neat, clean and orderly at all times.

C.	Resilient floor surfaces in service corridors are to be washed nightly and waxed as required.

D.	All wall surfaces in service corridors are to be dusted weekly. Fingerprints, graffiti and smudges are to be removed weekly.

E.	High dust or wash all electrical and air conditioning ceiling fixtures once per year.

F.	Loading dock area to be swept daily and floor areas hosed down as required. Wall surfaces are to be cleaned weekly. Overhead equipment dusted monthly.

7.	Window Cleaning

A.	All exterior windows shall be cleaned inside and outside quarterly, weather permitting. Window frames and associated metal to be wiped and cleaned upon completion of all window washing.

B.	All interior partition glass (including glass doors) on Tenant floors to be cleaned every eight (8) weeks.

C.	Glass on directory boards to be cleaned daily.

8.	Plaza & Sidewalk Areas

A.	Sweep daily, weather permitting.

B.	Remove snow and ice as soon as possible from all traffic areas and using approved snow melting chemicals where practical.

C.	Gum and other foreign materials to be removed as required.

D.	Trash receptacles shall be cleaned daily.

E.	Remove debris from landscaped and pool areas as required.

9.	Roof Surfaces

A.	All roofs and setbacks are to be cleaned every other month, weather permitting.

10.	Duties of Day Personnel

The following is a general list of functions only, weather permitting (where applicable):

A.	Check all public areas constantly, picking up all foreign matter on sight.

B.	Sweep lobby as required, five (5) days a week, using an approved chemically treated cloth.

C.	Empty all cigarette urns.

D.	Elevator cab floors are to be cleaned at least two (2) times each day and more frequently when needed.

E.	Wipe clean and remove finger marks from all metal bright work throughout interior of building lobby daily.

F.	Sweep sidewalks.

G.	Lay down and remove lobby runners as necessary.

H.	Sweep the public staircases.

I.	Wash staircases monthly.

J.	Keep in clean condition all public telephones and their enclosures, as required.

K.	Clean building entrance door twice each day. Mens’ & Womens’ Lavatories (Day Porter).

The following is a general list of duties:

A.	Fill toilet tissue and towel dispensers as required.

B.	Service sanitary napkin dispensers as necessary.

C.	Fill soap dispensers as necessary.

11.	Pest Control

A.	The public spaces throughout the building shall be kept under pest control treatment, as required.

EXHIBIT “D”

RULES AND REGULATIONS

Definitions	1.	Wherever in these Rules and Regulations the word “Tenant” is used, it shall be taken to apply to and include the Tenant and his agents, employees, invitees, licensees, subtenants and contractors, and is to be deemed of such number and gender as the circumstances require. The words “room” and “Premises” are to be taken to mean and include the space covered by this Lease. The word “Landlord” shall be taken to include the employees and agents of Landlord.

Operations	2.	The streets, sidewalks, entrances, halls, passages, elevators, stairways and other common area provided by Landlord shall not be obstructed by Tenant, or used by him for any other purpose than for ingress and egress.

Washrooms	3.	Toilet rooms, water closets and other water apparatus shall not be used for any purposes other than those for which they were constructed.

Insurance Regulations	4.	Tenant shall not do anything in the Premises, or bring or keep anything therein, which will in any way increase or tend to increase the risk of fire or the rate of fire insurance, or which will conflict with the regulations of the Fire Department or the Fire laws, or with the rules and regulations of the Fire Insurance Rating Organization, or equivalent bodies, or with any insurance policy on the Building or any part thereof, or with any law, ordinance, rule or regulation affecting the occupancy and use of the Premises, now existing or hereafter enacted or promulgated by any public authority or by the Fire Insurance Rating Organization, or any equivalent body.

General Prohibitions	5.	In order to insure proper use and care of the Premises, Tenant shall not:
	(a)	Keep animals or birds in the Premises.
	(b)	Use the Premises or any rooms therein as sleeping apartments.
	(c)	Allow any sign, advertisement, or notice to be fixed to the Building, inside or outside, without Landlord’s written consent.
	(d)	Make improper noises or disturbances of any kind; sing, play or operate any musical instrument, radio or televisions without consent of Landlord, or otherwise do anything to disturb other tenants or tend to injure the reputation of the Building.

(e)	Mark or defile elevators, water-closets, toilet rooms, walls, windows, doors or any other part of the Building.

(f)	Place anything on the outside of the Building, including roof setbacks, window ledges and other projections or drop anything from the windows, stairways or parapets; or place trash or other matter in the halls, stairways, elevators or light wells of the Building.

(g)	Cover or obstruct any window, skylight, door or transom that admits light, except with building standard narrow slot, horizontal venetian blinds without the prior written approval of Landlord.

(h)	Fasten any article, drill holes, drive nails or screws into the walls, floors, woodwork, window mullions, or partitions of the Premises or Building except for the hanging of art work or equipment shown in Exhibit B; nor shall the same be painted, papered or otherwise covered or in any way marked or broken without the prior consent of Landlord.

(i)	Interfere or adjust the heating or cooling apparatus.

(j)	Allow anyone but Landlord’s employees to clean the Premises.

(k)	Leave the Premises without locking doors, stopping all office machines, and extinguishing all lights.

(l)	Install any shades, blinds, or awnings, except building standard window coverings, without consent of Landlord.

(m)	Use any electric heating device.

(n)	Install call boxes, or any kind of wire in or on the Premises or the Building without Landlord’s permission and direction.

(o)	Manufacture any commodity, or prepare or dispense any foods or beverages, whether by vending or dispensing machines or otherwise, or alcoholic beverages, tobacco, drugs, flowers or other commodities or articles without the written consent of Landlord. Tenant shall have permission to serve catered food to its employees and clients, and shall have a

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		coffee maker, refrigerator, and microwave oven in the Premises.

	(p)	Secure duplicate keys for rooms or toilets, except from Landlord, or change the locks of any doors to or in the Premises.

	(q)	Give his employees or other persons permission to go upon the roof of the Building without the written consent of Landlord.

	(r)	Place door mats in public corridors without the consent of Landlord.

	(s)	Use passenger elevators for freight during normal business hours as defined in the Lease.

	(t)	Schedule, nor will Landlord receive, deliver or accept freight for Tenant other than Monday through Friday, excluding holidays, between the hours of 9:30 a.m. to 11:30 a.m. and 1:30 p.m. to 4:15 p.m.

Publicity	6.	Tenant shall not use the name or images of the Building in any way in connection with his business except as the address thereof. Landlord shall also have the right to prohibit any advertising by Tenant, which, in its opinion, tends to impair the reputation of the Building or its desirability as a building for offices; and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

Business Machines	7.	Business machines and mechanical equipment which cause vibration, noise, cold or heat that may be transmitted to Building structure, or to any leased space outside Premises shall be placed and maintained by Tenant, at its sole cost and expense, in settings of cork, rubber, or spring type vibration eliminators sufficient to absorb and prevent such vibration, noise, cold or heat. No business machines or mechanical equipment which require unusually high amounts of electricity shall be used or installed in the Premises without Landlord’s prior written consent.

Movement of Equipment	8.	Landlord reserves the right to designate the time and the method whereby freight, small office equipment, furniture, safes and other like articles may be brought into, moved, or removed from the Building or Premises, and to designate the

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		location for temporary disposition of such items. In no event shall any of the aforegoing items be taken from Tenant’s Premises for the purpose of removing same from the Building without the express consent of both Landlord and Tenant.

Public Entrance	9.	Landlord reserves the right to exclude the general public from the Building upon such days and at such hours as in Landlord’s judgment will be for the best interest of the Building and its tenants. At Landlord’s discretion, persons entering the office portion of the Building after 6:00 p.m. Monday through Friday, after 1:00 p.m. on Saturday and at all times on Sunday and holidays and before 8:00 a.m. Monday through Saturday may be required to sign the register maintained for that purpose.

Rights Reserved to Landlord	10.	Without abatement or diminution in rent, Landlord reserves and shall have the following additional rights:
	(a)

To change the name or street address of Building and the arrangement and/or location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilet or other public parts of the Building, provided that such acts shall not unreasonably interfere with Tenant’s use and occupancy of the Premises as a whole. Landlord shall notify Tenant of any change in the name or street address of the Building;

	(b)	To install and maintain a sign or signs on the exterior of the Building;
	(c)	To have access for Landlord and other tenants of Building to any mail chutes, if any, located on the Premises according to the rules of the United States Post Office;
	(d)	To designate all sources furnishing sign painting and lettering, ice, drinking water, towels and toilet supplies, and other like services used on the premises;
	(e)

At any time or times Landlord, either voluntarily or pursuant to governmental requirement, may, at Landlord’s own expense, make repairs, alterations, or improvements in or to the Building or any part thereof, and during such alterations, may close entrances, doors, windows, corridors, elevators or other facilities, provided that such acts shall not unreasonably interfere with Tenant’s use and occupancy of the Premises as a whole;

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	(f)	To erect, use and maintain pipes and conduits in and through the Premises;

	(g)	During the last six (6) months of the term, if during or prior to that time the Tenant vacates the Premises, to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy;

	(h)	To constantly have pass keys to the Premises;

	(i)	To grant to anyone the exclusive right to conduct any particular business or undertaking in the Building;

	(j)	To exhibit the Premises to others and to display “For Rent” signs on the Premises;

	(k)	To take any and all measures, including inspections, repairs, alterations, additions and improvements to the Premises or to the Building, as may be necessary or desirable for the safety, protection or preservation of the Premises or the Building or Landlord’s interests, or as may be necessary or desirable in the operation of the Building. Landlord may enter upon the Premises and may exercise any or all of the foregoing rights hereby reserved without being deemed guilty of an eviction or disturbance of Tenant’s use or possession and without being liable in any manner to the Tenant.

Regulation Change	11.	Landlord shall have the right to make such other and further reasonable rules and regulations as in the judgment of Landlord, may from time to time be needed for the safety, appearance, care and cleanliness of the Building and for the preservation of good order therein; Landlord shall not be responsible to Tenant for any violation of rules and regulations by other tenants.

No Weapons on Premises	12.	For the safety of all, tenants and visitors to the Building (including both the premises and the common areas) are not permitted to bring or possess, or allow others to bring or possess, guns, large knives and other weapons into the Building. Should management or security personnel observe such weapons, the individual possessing the weapon will not be permitted to enter the building. Building management and/or security personnel will not assume custody of any weapon during the individual’s visit to the Building. Rather,

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the individual will be asked to exit the Building and return without the weapon. An exception will be made for law enforcement personnel duly licensed and authorized to possess a weapon.

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EXHIBIT “E”

DEFINITION AND CALCULATION OF RENTABLE AREAS GENERAL

Architectural plans when available are to be used.

Tenant special installations including, but not limited to, private elevators, stairs, special flues, dumbwaiter shafts and special air conditioning facilities are included within the rentable area of such tenant.

In determining whether a floor is, and in computing the aggregate rentable area of, a single tenancy floor, any special installation on said floor of another tenant shall be disregarded.

In computing the aggregate rentable area of any multiple occupancy floor, any special installation of a tenant who is not a tenant of any other part of such floor shall be disregarded.

SINGLE TENANCY FLOORS

Three steps are to be followed to determine the rentable area:

lA)	Compute gross area

2B)	Deduct certain areas

3C)	Add applicable share of areas to apportioned. (See below paragraph 3C).

lA GROSS AREA:

The gross area of a floor shall be the entire area within the exterior walls. If the exterior wall consists in whole or in part of windows, fixed clear glass, or other transparent material, the measurement shall be taken to the inside of the glass or other transparent material. If it consists solely of a non-transparent material, the measurement shall be taken to the inside surface of the outer masonry building walls.

2B DEDUCTIONS FROM GROSS AREA:

The following non-rentable building areas, with their finished enclosing walls, are to be deducted:

1.	Public elevator shafts and elevator machine rooms

2.	Public stairs

3.	Fire tower and fire tower court

4.	Main telephone and electric switchboard room except: (a) where the same is leased by tenant, or (b) is a special installation.

5.	Areas within the gross area which are to be apportioned (See paragraph 3C below).

NOTE: If a base building area to be deducted and a base building area that is rentable have a common wall, the thickness of the wall is to be equally divided; e.g. if an elevator shaft is adjacent to a telephone closet, the elevator shaft and half of the finished dividing wall are to be deducted.

3C AREAS TO BE APPORTIONED:

1. Air conditioning facilities: All air conditioning floors and other areas throughout and within the building (exclusive of tenant’s special air conditioning facilities) including their finished enclosing walls containing equipment or enclosing pipes, ducts, or shafts serving the facilities are to be apportioned to the areas they serve.

2. Whenever the height of an air conditioning facility room or floor above the grade floor shall exceed the average story height in the Building by more than 25%, then the area of such room or floor shall be determined by multiplying the floor area by the percentage that the height of the room or floor exceeds the average story height and adding the area so determined to the area of the room or floor.

MULTIPLE OCCUPANCY FLOORS

The total of the rentable areas for two or more tenants on a floor shall be the rentable area for that floor, as computed in the manner for single tenancy floors, except that public corridors of the floor shall be included.

Three steps are to be followed:

a)	Compute the net area for such floor.

b)	Compute the net area for each tenant

c)	To determine the rentable area for any tenant, multiply the rentable area of such floor by a fraction whose denominator is the net area for such floor.

a)	NET AREA FOR ANY FLOOR:

The net area shall be the gross area as described for single tenancy floors less the entire core areas (including the finished enclosing walls thereof but excluding any part of the core rented to a tenant) and corridors (excluding the enclosing walls thereof).

b)	NET AREA FOR EACH TENANT:

Exterior walls are to be measured as described in procedure for gross area. Demising walls between Tenants are to be equally divided. Corridor walls to the finished corridor side are to be included in the net area of each tenant.

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE is made this 13th day of September, 2010, between OXFORD DEVELOPMENT COMPANY/GRANT STREET (“Landlord”), and TRISTATE CAPITAL HOLDINGS, INC. (“Tenant”).

WHEREAS, Landlord and Tenant are parties to a Lease Agreement dated August 29, 2006 (the “Existing Lease”), under the terms of which Tenant leases certain premises consisting of approximately 23,129 rentable square feet on the 27th Floor of One Oxford Centre (the “Existing Premises”), Pittsburgh, Pennsylvania; and

WHEREAS, the parties desire to amend the Lease in order to, among other things, expand the size of the Premises and extend the term of the Lease.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the parties agree as follows:

1. Defined Terms. Capitalized terms used herein but not defined shall have the meanings ascribed thereto in the Lease. From and after the date hereof, the term “Lease” will mean the Existing Lease, as amended by this First Amendment.

2. Extended Term. The term of the Lease is hereby extended from the original expiration date of October 31, 2018 until the last day of the 120th calendar month following the Expansion Space Commencement Date. The “Expansion Space Commencement Date,” shall be the date on which Tenant substantially completes the improvements to the Expansion Space and the Expansion Space is ready for occupancy, or February 1, 2011, whichever date is earlier. All of the terms and conditions of the Existing Lease shall continue to apply during the extended term, except as provided in this Amendment.

3. Expansion. The Premises is hereby expanded to include additional space consisting of approximately 8,507 rentable square feet located on the 29th floor of the Building, as shown on Exhibit A-l attached hereto (“Expansion Space”). As of the date of the Expansion Space is ready for occupancy, the Expansion Space shall be deemed to be part of the Premises for all purposes of the Lease. Accordingly, as of the date hereof, the term “Premises” shall mean approximately 31,636 rentable square feet in Building, designated as Suite 2700 and Suite 2900. Tenant acknowledges and agrees that Tenant has inspected the Expansion Space and accepts the same in its current “As-Is” condition. Any improvements to the Expansion Space desired by Tenant shall be at Tenant’s expense and shall be subject to Landlord’s prior approval which shall not be unnecessarily withheld or delayed and all other terms and conditions contained in the Lease and the Work Letter attached to the Lease.

4. Rent.

A. The period from the Expansion Space Commencement Date, and continuing for a 24 month period thereafter shall be a free rent period with respect to the Expansion Space. Accordingly, Basic Annual Rent for the Expansion Space shall be payable as follows:

Period			Monthly	Annual
Expansion Space	THRU	24th Month following	$0.00	$0.00
Commencement Date		Expansion Space Commencement Date
Month 25	THRU	Month 36	$7,418.92	$89,027.04
Month 37	THRU	Month 48	$7,558.84	$90,706.08
Month 49	THRU	Month 60	$8,373.19	$100,478.28
Month 61	THRU	Month 120	$20,913.04	$250,956.48

The Rent schedule reflects a 24 month free rent period (as to the Expansion Space) that is being provided to Tenant in substitution for a cash tenant improvement allowance from Landlord.

B. Tenant shall continue to pay Tenant’s Proportionate Share of Real Estate Taxes and Operating Expenses as provided in the Existing Lease, with Tenant’s Percentage for the entire Premises to be 3.57%.

C. Commencing on November 1, 2018 and continuing through the extended term, Basic Annual Rent for the Existing Premises (excluding the Expansion Space) shall be in the amount of $682,305.00, payable in equal monthly installments of $56,858.79.

5. Parking. Section 54 of the Lease is hereby amended to provide that Tenant shall be permitted to lease up to 13 parking spaces, with 10 spaces being located in the underground, unreserved area of the parking garage.

6. Broker. Tenant represents that Tenant has dealt or spoken with no broker other than Oxford Realty Services, Landlord’s broker, in connection with this Amendment. Landlord shall compensate Landlord’s broker. Tenant agrees to hold Landlord harmless against any claim for brokerage commission arising out of conversations or negotiations with any other broker.

7. Savings Clause. Except as specifically amended herein, all of the terms and conditions of the Lease shall continue in full force and effect.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this First Amendment to Lease to be signed and sealed as of the day and year first above written.

LANDLORD: OXFORD DEVELOPMENT COMPANY/GRANT STREET
	By:	OOC, Inc., General Partner
By:
Witness

TENANT: TRISTATE CAPITAL HOLDINGS, INC.
By:
Witness	Title:	VICE CHAIRMAN & CFO

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FOURTH AVENUE
AIG
CHERRY WAY
GRANT STREET
EXPANSION SPACE
6,507 R.S.F.
THIRD AVENUE

1 EX FLOOR PLAN EXHIBIT A-1
Scale: 1/16"=1'-0"

Copyright © 2010
Design 3 Architecture, PC
All Rights Reserved

Design 3 Architecture PC 300 Oxford Drive Suite 120 Monroeville, PA 15146 TEL (412) 373-2220 FAX (412) 373-4571 www.d3a.com	Project One Oxford Centre 29th Floor 301 Grant Street Pittsburgh, PA 15219	Title EXISTING CONDITIONS Floor Plan Date 04/14/10 No. 20-000 Last Rev. 08/02/10 EX29

DWG NAME: H:\OXFORD DEVELOPMENT COMPANY\ONE OXFORD CENTRE\20-000 LOD\LOD29 MOD BY: MYOCABET DATE 8/2/2010 11:21 AM

Commencement Date Memorandum

LANDLORD:	Oxford Development Company/Grant Street

TENANT:	TriState Capital Holdings, Inc.

LEASE DATE:	August 29, 2006, as amended by the First Amendment to Lease dated September 13, 2010

DEMISED PREMISES:	23,129 r.s.f. on the 27th floor (Original Premises) 8,507 r.s.f. on the 29th floor (Expansion Space)

COMMENCEMENT DATE:
February 1, 2007 (Original Premises) March 1, 2011 (Expansion Space)

EXPIRATION DATE:	February 28, 2021 (Original Premises & Expansion Space)

TENANT’S PROPORTIONATE SHARE:	3.57%

Tenant hereby accepts the Expansion Premises as being in the condition required under the Lease. Both Landlord and Tenant hereby acknowledge and agree that, notwithstanding the First Amendment to Lease, the Expansion Space Commencement Date is March 1, 2011.

Landlord:
Oxford Development Company/Grant Street
By:	OOC, Inc., general partner

By:
Steven J. Guy, President

Date:	June 8, 2011

Approved and Agreed: TriState Capital Holdings, Inc.

By:
Vice Chairman & CFO

Date:	6/7/11